UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREAT BASIN GOLD LTD.

(Exact name of Registrant as specified in its charter)

British Columbia	1040	Not Applicable
(Province or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

138 West Street, 4th Floor

P.O. Box 78182
Sandown, 2196, Sandton
South Africa 2146
27-11-301-1800

(Address and telephone number of Registrant’s principal executive offices)

Corporation Service Company
Suite 400, 2711 Centerville Road
Wilmington, Delaware, USA 19808
Telephone:  (800) 927-9800

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Bernhard Zinkhofer Lang Michener LLP 1500 — 1055 West Georgia Street Vancouver, British Columbia Canada V6E 4N7 (604) 689-9111	Lata Casciano Fasken Martineau DuMoulin LLP 2900-550 Burrard Street Vancouver, British Columbia Canada V6C0A3 Telephone: (604) 631-4746	Martin Glass Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 Telephone: (212) 813-8891

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒	at some future date (check appropriate box below)

	1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

	2.	☐

pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

	3.	☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (3)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price (4)	Amount of registration fee (5)
Units of the Company (1), (2)	—	—	$150,000,000	$5,895
Total	—	—	$150,000,000	$5,895

(1)

Each unit will consist of one common share of the Company and one-half of one common share purchase warrant, each of which common share purchase warrants will entitle the holder to purchase one additional common share of the Company in accordance with the terms and conditions of the warrants as set forth in a warrant indenture to be entered into between the Company and Computershare Trust Company of Canada as the Company’s agent for the warrants.

(2)	Includes units that the underwriters will have the option to purchase in accordance with the over-allotment option to be granted by the Company to the underwriters.

(3)

Omitted pursuant to Rule 457(o) which permits the registration fee to be calculated on the basis of the maximum aggregate offering price of all securities listed in the “Calculation of Registration Fee” table.

(4)

Calculated in accordance with Rule 457(o) based on the maximum aggregate offering price of all units listed in the “Calculation of Registration Fee” table, including units that may be issued to the underwriters pursuant to the over-allotment option.

(5)	Based on the SEC’s registration fee of $39.30 per $1,000,000 of securities registered.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

II-1

Information contained herein is subject to completion or amendment.  A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any U.S. state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such U.S. state.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 23, 2009

GREAT BASIN GOLD LTD.

Approximately CDN$125,000,000

$● Units

Great Basin Gold Ltd. (“We” or the “Company”) is offering ● Units by this prospectus at a price of $● per Unit.  Each Unit consists of one common share and one-half of one common share purchase warrant of Great Basin Gold Ltd.  Each whole warrant will entitle the holder thereof to purchase one of our common shares at a price of $● at any time before 5:00 p.m. (Vancouver time) on October 15, 2010.  The Units are offered pursuant to an underwriting agreement dated ●, 2009 among us, BMO Nesbitt Burns Inc., RBC Dominion Securities Inc. and PI Financial Corp., or collectively, the underwriters.

Our common shares are listed and posted for trading on the Toronto Stock Exchange (“TSX”), the NYSE Alternext Exchange (“NAE”) and the Johannesburg Stock Exchange (“JSE”) under the symbol “GBG”.  The closing price of our common shares on the TSX, NAE and JSE on February 20, 2009, the last trading day before the date hereof, was CDN$2.20, US$1.77 and ZAR17.73, respectively.

Investing in the Units involves risks.  See “Risk Factors” beginning on page 39.

We are a foreign private issuer under United States securities laws and are permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare this short form prospectus in accordance with Canadian disclosure requirements.  You should be aware that such requirements are different from those of the United States.  We have prepared our financial statements in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards.  Thus, they may not be comparable to the financial statements of U.S. companies.  Information regarding the impact upon our financial statements of significant differences between Canadian and U.S. generally accepted accounting principles is contained in (i) Note 20 entitled “Reconciliation with United States Generally Accepted Accounting Principles” to our audited consolidated financial statements as at December 31, 2007 and 2006 and for the years then ended included in our Form 40-F, as amended, filed with the United States Securities and Exchange Commission (the “SEC”), and (ii) the Supplementary Note entitled “Reconciliation with United States Generally Accepted Accounting Principals” with respect to our unaudited consolidated financial statements for the three and nine months ended September 30, 2008 and 2007, each as incorporated by reference in this short form prospectus.

You should be aware that the purchase of the Units may have tax consequences both in the United States and Canada.  This short form prospectus may not fully describe these tax consequences for investors.  You should read the tax discussion in this short form prospectus with this limitation in mind.

Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of British Columbia, all of our officers, all but one of our directors and all of the experts named in this short form prospectus are residents of Canada or elsewhere outside of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price: $●  per Unit

	Price to the Public	Underwriters’ Fee(1)	Net Proceeds to the Company(2)

Per Unit	$●	$●	$●
Total(3)	$●	$●	$●

(1)	Pursuant to the underwriting agreement, we have agreed to pay to the underwriters a fee of $● representing 6% of the aggregate gross proceeds of this offering. See “Plan of Distribution”.
(2)	Before deducting the expenses of this offering, estimated to be $● , which, together with the underwriters’ fee, will be paid out of the proceeds of this offering.
(3)

We have granted to the underwriters an option (the “Over-Allotment Option”) to acquire additional common shares at a price of $● per additional common share, in an aggregate amount of up to 15% of the aggregate number of common shares sold pursuant to this offering and/or additional warrants at a price of $● per additional warrant, in an aggregate amount of up to 15% of the aggregate number of warrants sold pursuant to this offering. The Over-Allotment Option is exercisable in whole or in part at any time up to 30 days after the closing date of this offering. If the Over-Allotment Option is exercised in full, the total Price to the Public, Underwriters’ Fee and Net Proceeds to the Company will be $● , $● and $● , respectively.

BMO Capital Markets	RBC Capital Markets

PI Financial Corp.

You should rely only on the information contained in or incorporated by reference into this short form prospectus. The Company has not authorized anyone to provide you with different information. The Company is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this short form prospectus is accurate as of any date other than the date on the front of this short form prospectus.

ii

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

This short form prospectus, including the documents incorporated by reference, contain forward-looking statements and forward-looking information (collectively referred to as “forward-looking statements”) which may not be based on historical fact, including without limitation statements regarding the Company’s expectations in respect of the exploration and development potential of the Company’s properties, expected capital and operations costs, reserve and resource estimates and plans of operation, including its plan to carry out exploration and development activities.  Often, but not always, forward-looking statements can be identified by the use of the words “believes”, “may”, “plan”, “will”, “estimate”, “scheduled”, “continue”, “anticipates”, “intends”, “expects”, and similar expressions.

Such statements reflect the Company’s current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies.  Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among others:

•                  no current production of commercial ore, test mining operations only;

•                  the potential inability to ultimately classify our mineral resources as mineable reserves under SEC rules;

•                  the estimates of mineral resources is a subjective process, the accuracy of which is a function of the quantity and quality of available data and the assumptions made and judgment used in the engineering and geological interpretation, which may prove un-reliable, and may be subject to revision based on various factors;

•                  fluctuation of gold prices and currency rates;

•                  current and potential permit restrictions and/or permit delays which could hinder or ultimately prevent commercial production at Hollister;

•      delays in the re-commissioning of the Esmeralda Mill;

•                  impact and cost of compliance with environmental regulations and the actions of environmental opposition groups;

•      failure or delay to get an environmental impact statement may hinder, delay or preclude the move into production of Hollister;

•                  changes in mining legislation adversely affecting our operations;

•                  in South Africa, our ability to retain prospecting and mining rights;

•      inability to obtain adequate financing on acceptable terms;

•                  a history of financial losses and the need for additional exploration and development capital and the need to refinance or repay approximately US$62 million of senior secured notes potentially due by November 13, 2010;

•                  ability to obtain necessary exploration and mining permits and comply with all government requirements including environmental, health and safety laws;

•                  uncertainty surrounding future capital and operating costs, economic returns from mining operations and ultimate value of the Company’s gold properties;

•                  ability to attract and retain key personnel; and

•                  other risks detailed from time-to-time in the Company’s quarterly filings, annual information forms, annual reports and annual filings with Canadian securities regulators and those which are discussed under the heading “Risk Factors”.

Such information is included, among other places, in this short form prospectus under the headings “Summary Description of Business”, “Use of Proceeds”, “Risk Factors” and in the annual information form under the headings “Description of Business” and “Risk Factors” and in the Management’s Discussion and Analysis for the year ended December 31, 2007 and the Management’s Discussion and Analysis for the nine-month period ended September 30, 2008, each of such documents being incorporated by reference in this short form prospectus.

These factors should be considered carefully and readers are cautioned not to place undue reliance on the forward-looking statements.  Readers are cautioned that the foregoing list of risk factors is not exhaustive and it is recommended that prospective investors consult the more complete discussion of risks and uncertainties facing the Company included in this short form prospectus.  See “Risk Factors” for a more detailed discussion of these risks.

Although the Company believes that the expectations conveyed by the forward-looking statements are reasonable based on the information available to it on the date such statements were made, no assurances can be given as to future results, approvals or achievements.  The forward-looking statements contained in this short form prospectus and the documents incorporated by reference herein are expressly qualified by this cautionary statement.  The Company disclaims any duty to update any of the forward-looking statements after the date of this short form prospectus to conform such statements to actual results or to changes in the Company’s expectations except as otherwise required by applicable law.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

The disclosure in this prospectus, including the documents incorporated by reference herein, uses terms that comply with reporting standards in Canada and certain estimates are made in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”).  NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all reserve and resource estimates contained in or incorporated by reference in this prospectus have been prepared in accordance with NI 43-101.  These standards differ significantly from the requirements of the SEC, and reserve and resource information contained herein and incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies.

This prospectus includes mineral reserve estimates that have been calculated in accordance with NI 43-101, as required by Canadian securities regulatory authorities. For United States reporting purposes, SEC Industry Guide 7 (under the United States Securities Exchange Act of 1934 (the “Exchange Act”)), as interpreted by Staff of the SEC, applies different standards in order to classify mineralization as a reserve.  As a result, the definitions of proven and probable reserves used in NI 43-101 differ from the definitions in the SEC Industry Guide 7.  Under SEC standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.  Among other things, all necessary permits would be required to be in hand or issuance imminent in order to classify mineralized material as reserves under the SEC standards. Accordingly, mineral reserve estimates contained in this prospectus may not qualify as “reserves” under SEC standards.

In addition, this prospectus uses the terms “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” to comply with the reporting standards in Canada.  We advise United States investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them.  United States investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.  These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.

Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist.  In accordance with Canadian rules, estimates of “inferred mineral resources” cannot form the basis of feasibility or other economic studies.

It cannot be assumed that all or any part of “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” will ever be upgraded to a higher category.  Investors are cautioned not to assume that any part of the reported “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” in this prospectus is economically or legally mineable.

In addition, disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report mineralization as in place tonnage and grade without reference to unit measures.

For the above reasons, information contained in this prospectus and the documents incorporated by reference herein containing descriptions of our mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

This short form prospectus is part of a registration statement on Form F-10 relating to the Units that we filed with the SEC.  This short form prospectus does not contain all of the information contained in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.  You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the Units.

We prepare our financial statements in accordance with Canadian generally accepted accounting principles, or Canadian GAAP, which differ from U.S. generally accepted accounting principles, or U.S. GAAP.  Therefore, our financial statements incorporated by reference in this short form prospectus and in the documents incorporated by reference in this short form prospectus may not be comparable to financial statements prepared in accordance with U.S. GAAP.  You should refer to the following for a discussion of the principal differences between our financial results determined under Canadian GAAP and under U.S. GAAP:

•                  Note 20 entitled “Reconciliation with United States Generally Accepted Accounting Principles” to our audited consolidated financial statements as at December 31, 2007 and 2006 and for the years then ended, and

•                  Supplementary Note entitled “Reconciliation with United States Generally Accepted Accounting Principles” with respect to our unaudited comparative interim consolidated financial statements for the three and nine months ended September 30, 2008 and 2007.

See “Documents Incorporated by Reference”.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the securities commission or similar regulatory authority in each of the provinces and territories of Canada at www.sedar.com are specifically incorporated by reference into, and form an integral part of, this short form prospectus:

•                  the annual information form of the Company dated March 31, 2008, as amended on December 2, 2008;

•                  the information circular of the Company dated May 15, 2008 distributed in connection with the annual meeting of shareholders of the Company held on June 23, 2008;

•                  the audited consolidated financial statements and the notes thereto for the financial years ended December 31, 2007 and 2006, together with the auditors’ report of PricewaterhouseCoopers LLP thereon, as refiled on February 18, 2009;

•                  the audit report of KPMG LLP on the consolidated balance sheet of the Company as at December 31, 2006 and the consolidated statement of operations, deficit and cash flow of the Company for the year then ended;

•                  management’s discussion and analysis of financial condition and operations for the financial year ended December 31, 2007;

•                  the unaudited comparative interim consolidated financial statements and the notes thereto for the three and nine months ended September 30, 2008 and management’s discussion and analysis of financial condition and operations contained in our third quarter 2008 report;

•                  the material change report dated December 12, 2008 and filed December 22, 2008, announcing that the Company closed a Senior Secured Note financing led by Casimir Capital LP issuing a total of 51,500 units and raising gross proceeds of US$51,500,000 (net US$32,431,500); and

•                  Supplementary Note entitled “Reconciliation with United States Generally Accepted Accounting Principles” with respect to our unaudited comparative interim consolidated financial statements as at and for the three and nine months ended September 30, 2008 and 2007.

Material change reports (other than confidential reports), business acquisition reports, interim financial statements and all other documents of the type required by National Instrument 44-101 – Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus, filed by the Company with a securities commission or similar regulatory authority in Canada after the date of this short form prospectus and before completion or withdrawal of this Offering, will be deemed to be incorporated by reference into this short form prospectus.

Any report filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this short form prospectus until the termination of the distribution under this short form prospectus shall be deemed to be incorporated by reference into the registration statement which this short form prospectus forms a part of, if and to the extent expressly provided in such report.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained in this short form prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not constitute a part of this short form prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Copies of the documents incorporated herein by reference may also be obtained on request without charge from Great Basin Gold Ltd., #1108, 1030 West Georgia Street, Vancouver, British Columbia, V6E 2Y3 (Telephone 1 (888) 633 9332 (Attention: Michael Curlook).

GENERAL MATTERS

In this short form prospectus, unless otherwise indicated or the context otherwise requires, the terms “Great Basin”, “Company”, “we”, “us” and “our” are used to refer to Great Basin Gold Ltd.

Unless otherwise indicated, all dollar amounts in this short form prospectus are expressed in Canadian dollars and except as otherwise noted, all information in this short form prospectus assumes no exercise of the Over-Allotment Option.

The address of the Company’s website is www.grtbasin.com.  Information contained on the Company’s website is not part of this short form prospectus or incorporated by reference herein.  Prospective investors should rely only on the information contained or incorporated by reference in this short form prospectus.  The Company has not authorized any person to provide different information.

The Units being offered for sale under this short form prospectus may only be sold in those jurisdictions in which offers and sales of the Units are permitted.  This short form prospectus is not an offer to sell or a solicitation of an offer to buy the Units in any jurisdiction where it is unlawful.  The information contained in this short form prospectus is accurate only as of the date of this short form prospectus, regardless of the time of delivery of this short form prospectus or of any sale of the Units.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-10 under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) relating to the offering of the Units.  This short form prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC.  Statements included or incorporated by reference in this short form prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to the exhibits for a more complete description of the matter involved.  Each such statement is qualified in its entirety by such reference.

We are subject to the informational reporting requirements of the Exchange Act as our common shares are registered under Section 12(b) of the Exchange Act.  Accordingly, we are required to publicly file reports and other information with the SEC. Under the multi-jurisdictional disclosure system adopted by the United States and Canada (the “MJDS”), we are permitted to prepare such reports and other information in accordance with Canadian disclosure requirements which are different from United States disclosure requirements.   As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements in connection with meetings of our shareholders.  In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery rules contained in Section 16 of the Exchange Act.

We file annual reports on Form 40-F with the SEC under the MJDS, which annual reports include:

•                  our Annual Information Form;

•                  our management’s discussion and analysis of financial condition and results of operations;

•                  our consolidated  audited financial statements, which are prepared in accordance with Canadian GAAP and reconciled to generally accepted accounting principles in the United States (“U.S. GAAP”); and

•                  other information specified by the Form 40-F.

As a foreign private issuer, we are required to furnish the following types of information to the SEC under cover of Form 6-K:

•                  material information that we otherwise make publicly available in reports that we file with securities regulatory authorities in Canada;

•                  material information that we file with, and which is made public by, the TSX; and

•                  material information that we distribute to our shareholders in Canada.

This additional information filed under cover of Form 6-K includes:

•                  our press releases;

•                  our material change reports;

•                  technical reports on our properties prepared in accordance with NI 43-101; and

•                  materials prepared in connection with meetings of our shareholders, including notices of meetings and information circulars.

You may read and copy any document that we have filed with or furnished to the SEC at the SEC’s public reference rooms in Washington, D.C. and Chicago, Illinois.  You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee.  You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms.  You may read and download some of the documents we have filed with the SEC’s Electronic Data Gathering and Retrieval system (“EDGAR”) at www.sec.gov.  You may read and download any public document that we have filed with the securities commissions or similar regulatory authorities in Canada at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES BY U.S. INVESTORS

We are a corporation existing under the Business Corporations Act (British Columbia).  All but one of our directors and all of our officers, and all of the experts named in this short form prospectus, are residents of Canada or otherwise reside outside the United States, and all, or a substantial portion of their assets and a substantial portion of our assets, are located outside the United States.  We have appointed an agent for service of process in the United States, but it may be difficult for holders of Common Shares and Warrants who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Common Shares and Warrants who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws.  We have been advised by our Canadian counsel, Lang Michener LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes.  We have also been advised by Lang Michener LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We filed with the SEC, concurrently with our registration statement on Form F-10, an appointment of agent for service of process on Form F-X.  Under the Form F-X, we appointed CSC Corporate Services as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of, related to, or concerning the offering of the Units under this short form prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this short form prospectus forms a part: (i) the documents referred to under the heading “Documents Incorporated by Reference”; (ii) the Underwriting Agreement; (iii) the Warrant Indenture (as defined below); (iv) the consents of the experts named in the prospectus; (v) the consent of KPMG LLP; (vi) the consent of PricewaterhouseCoopers LLP; (vii) the consent of Lang Michener LLP; (viii) the consent of Fasken Martineau DuMoulin LLP, (ix) the consent of Lane Powell PC, and (x) the powers of attorney from our directors and officers.

GLOSSARY OF CERTAIN TERMS

In this short form prospectus the following terms mean:

2007 Burnstone OFS

a technical report entitled “Technical Report on Update and Optimisation of the May 2006 Feasibility Study for the Burnstone Gold Project”, dated June 21, 2007, prepared by Derek Rance P.Eng., Behre Dolbear & Company Ltd., Harry Meadon, Pri. Sci. Nat., H M Exploration CC, Gideon (“Deon”) J. van der Heever Pri. Sci. Nat., Geologix Mineral Resource Consultants (Pty) Ltd., David Dodd, SAIMM, MDM Ferroman, J. Goeller, EIS Practitioner & R.J. Scheurenberg, Pr. Eng., Knight Piesold, C.W. Brown Pr. Eng., Turgis Consulting, and filed on SEDAR on July 5, 2007;

2009 Burnstone Report

a technical report entitled “Update of the June 21, 2007 Technical Report (Optimized Feasibility Study), Inclusive of Updated Mineral Resource and Reserve Estimates for the Burnstone Gold Project” dated February 16, 2009, prepared by Johan Oelofse, Pr. Eng., FSAIMM, Deon van der Heever, Pr. Sc. Nat. SACNAP, and Phil Bentley, Pr. Sci. Nat. SACNASP, filed on SEDAR on February 23, 2009;

2007 Hollister Report

a technical report entitled “Technical Report on the Resource Estimate for the Hollister Development Block Gold Project Effective March 2007” authored by Johan Oelofse, Pr. Eng., Deon van der Heever, Pr. Sc. Nat., effective March 2007 filed on SEDAR on July 6, 2007;

2007 Hollister Feasibility Update

a technical report entitled “Technical Report on the Feasibility Study for the Hollister Development Block Gold Project, Elko County, Nevada”, prepared by Peter Cain, PhD, P. Eng, dated September 9, 2007, filed on SEDAR on September 18, 2007;

2009 Hollister Report

a technical report entitled “Technical Report Update on the 2007 Feasibility Study and Mineral Resources for the Hollister Development Block Gold Project, Elko County, Nevada”, dated February 18, 2009, prepared by Johan Oelofse, Pr. Eng., FSAIMM, Phil Bentley, Pr. Sci. Nat. SACNASP, and Deon van der Heever, Pr. Sci. Nat. SACNASP, filed on SEDAR on February 23, 2009;

Ag	symbol for silver;

Au	symbol for gold;

cm g/t	centimetre grams per tonne;

DME	Department of Minerals and Energy of South Africa;

g/t	grams per tonne;

HDSA	Historically disadvantaged South African;

IRR	Internal rate of return, the discount rate that would have to be applied to the projected future cash flows from an asset to make the net present value of the asset worth zero;

LOM	Life of mine;

MPRDA	Minerals and Petroleum Resources Development Act, 2002;

NPV	Net present value, the current value of the discounted projected future cash flows from an asset at an assumed % discount rate and a form of proxy value for the asset;

NI 43-101	National Instrument 43-101, the national securities law instrument in Canada respecting standards of disclosure for mineral projects;

oz/ton	ounces per ton;

SEC	United States Securities and Exchange Commission;

ton	2,000 pounds;

tonne or t	1.102 tons;

RSA	Republic of South Africa; and

ZAR	South African Rand.

CURRENCY, EXCHANGE RATES AND OTHER MATTERS

All currency amounts in this short form prospectus are in Canadian dollars unless otherwise indicated.  On February 20, 2009, US$1.00 was equivalent to ZAR10.17, CDN$1.00 was equivalent to ZAR8.12 and CDN$1.00 was equivalent to US$0.80, all as reported by the Bank of Canada.

In this short form prospectus, the following conversion factors are used:  1 oz/ton = 34.2857 g/t; 1 g/t = 1 ppm; 1 g/t = 1,000 ppb.

The following table sets forth (i) the rate of exchange for the Canadian dollar, expressed in U.S. dollars, in effect at the end of the periods indicated, (ii) the average of exchange rates in effect on the last day of each month during such periods, and (iii) the high and low exchange rates during such periods, each based on the noon rate of exchange as reported by the Bank of Canada for conversion of Canadian dollars into U.S. dollars.

	Years Ended December 31
	2008	2007	2006
Rate at end of period	0.8166	1.0120	0.8581
Average rate for period	0.9442	0.9347	0.8820
High for period	1.0289	1.0905	0.9099
Low for period	0.7711	0.8437	0.8528

The following table sets forth (i) the rate of exchange for the South African Rand, expressed in U.S. dollars, in effect at the end of the periods indicated, (ii) the average of exchange rates in effect on the last day of each month during such periods, and (iii) the high and low exchange rates during such periods, as reported by the Bank of Canada.

	Years Ended December 31
	2008	2007	2006
Rate at end of period	0.1071	0.1457	0.1419
Average rate for period	0.1231	0.1421	0.1489
High for period	0.1483	0.1551	0.1670
Low for period	0.0886	0.1332	0.1260

The following table sets forth (i) the rate of exchange for the South African Rand, expressed in Canadian dollars, in effect at the end of the periods indicated, (ii) the average of exchange rates in effect on the last day of each month during such periods, and (iii) the high and low exchange rates during such periods, as reported by the Bank of Canada.

	Years Ended December 31
	2008	2007	2006
Rate at end of period	0.1311	0.1440	0.1653
Average rate for period	0.1298	0.1522	0.1690
High for period	0.1514	0.1692	0.1945
Low for period	0.1108	0.1415	0.1422

THE COMPANY

Great Basin was incorporated (under the name Sentinel Resources Ltd.) on March 19, 1986 under the laws of the Province of British Columbia, Canada.  Since that date the Company has completed two mergers to become “Great Basin Gold Ltd.” on December 31, 1997.  The Company continues to be governed by the British Columbia Business Corporations Act.  The Company’s registered office is located at Suite 1500-1055 West Georgia Street, Vancouver, British Columbia, V6E 4N6, and its head office is located at 138 West Street, Sandton 2146 South Africa. Great Basin operates through several subsidiaries which are incorporated in various jurisdictions where its properties are directly or indirectly held.

SUMMARY DESCRIPTION OF BUSINESS

Great Basin is a pre-production mining company engaged in the acquisition, exploration and development of precious metal deposits.  The Company currently has two material projects both of which are at the test-mining stage, namely (a) the Hollister gold project, acquired in 1997, and which is located on the Carlin Trend goldfield in Nevada, USA (the “Hollister Property”) and (b) the Burnstone gold project, acquired in 2002, and which is located in the Witwatersrand Basin goldfield in South Africa (the “Burnstone Property”).

At the Hollister Property, an initial feasibility study was completed in 2007 (the “Hollister 2007 Feasibility Study”) on a portion of the property called the Hollister Development Block (“HDB”).  An underground exploration and development program is underway to conduct test mining and to obtain bulk samples. At the Burnstone Property, an initial feasibility study was completed in 2006 (the “Burnstone 2006 Feasibility Study”), followed by an optimized feasibility study that was completed in 2007 (the “2007 Burnstone OFS”).  The development of an access decline and vertical shaft are now underway.  Both the Hollister Property and the Burnstone Property are the subject of updated reports filed in connection with this short form prospectus and have also been the subject of various historical technical reports, which are also available at Great Basin’s profile at www.sedar.com.

The Company is also conducting early stage exploration on a number of other prospects, primarily in Africa and Russia, however it does not consider these properties to be material as they do not have any significant resources identified to date and accordingly have not been the subject of any technical reports. Another Nevada property was acquired in December 2008, for US$2 million and the assumption of the existing environmental bond, primarily for its mill (see “Hollister Property, Nevada and its Hollister Development Block - Milling” on page 17).  The Company has not prepared a technical report in respect of the Esmeralda Property, as it too is not considered material at this time.

Hollister Property, Nevada and its Hollister Development Block

Overview

The Hollister Property is an advanced exploration and development stage gold project located approximately 80 km (50 miles) from Elko Nevada, USA.  The Hollister Property lies in an area of arid, high desert, and there is good access via an all-weather road.  Area infrastructure is also in place with a number of mines nearby, as well as the communities of Elko and Battle Mountain that provide air and rail transport and skilled personnel and other services.  A major power line is located just off the Hollister Property and a substation is five miles away.

Map 1
Hollister Property

Source: 2009 Hollister Report

The Hollister Property was purchased by the Company from a subsidiary of Newmont Mining Corporation, which had previously operated a leach recovery mine there to exploit some near surface mineralization.  The Company’s primary focus is the deeper gold bearing system underneath an area covering about 5% of the Hollister Property, which is known as the Hollister Development Block (“HDB”). The HDB is the area on which the Hollister 2007 Feasibility Study was completed.  The HDB was a joint venture with Hecla Mining Corp. from 2002 to 2007, when the Company purchased Hecla’s 50% interest for US$60 million.  Great Basin now owns a 100% interest in the claims comprising the Hollister Property, subject to certain royalty interests ranging from 3% to 5% of any net smelter returns.

The HDB is currently being accessed for test mining, underground continuity drilling, and to obtain bulk samples through an excavated decline that, as of December 31, 2008, was 4,524 feet (1,379 metres) in length.  Gold and silver mineralization occurs in multiple, steeply dipping vein systems.  Permitting and pre-development work are ongoing, and additional surface drilling on areas of the Hollister Property outside of the HDB was conducted in 2008.  Vein systems within the HDB are the most thoroughly explored on the Hollister Property and are the location of the mineral resources and reserves described below in Table 1 (Measured and Indicated Resources), Table 2 (Inferred Resources) and Table 3 (Proven and Probable Reserves).

The federal government of the United States and the state government of Nevada have jurisdiction over mining activities and communities, habitat users and other interests that may be affected by mining.  In particular, the Bureau of Land Management (the “BLM”) has jurisdiction over the land on which the Hollister Property is located.

2009 Hollister Report

Unless stated otherwise, information of a technical or scientific nature related to the Hollister Property contained in this short form prospectus is summarized or extracted from a technical report entitled “Technical Report Update on the 2007 Feasibility Study and Mineral Resources for the Hollister Development Block Gold Project, Elko County, Nevada”, dated February 18, 2009 (the “2009 Hollister Report”), prepared by Johan Oelofse, Pr. Eng., FSAIMM, Phil Bentley, Pr. Sci. Nat. SACNASP, and Deon van der Heever, Pr. Sci. Nat. SACNASP. Messrs Oelofse and Bentley are employees of Great Basin and Mr. van der Heever is independent of the Company. The

2009 Hollister Report updates the technical and economic analysis of the HDB contained in the 2007 Hollister Report and recent technical reports including the Company’s last technical report, “Technical Report on the Feasibility Study for the Hollister Development Block Gold Project, Elko County, Nevada”, prepared by Peter Cain, PhD, P. Eng, dated September 9, 2007 (the “2007 Hollister Feasibility Update”).  All technical reports are available on Great Basin’s profile on SEDAR at www.sedar.com.

HDB Resource Estimate

The resource estimate for the HDB was updated as of June 2008 from the Hollister 2007 Feasibility Study based on drilling in 2007 and early 2008. At a 0.25 Au oz/t cut-off, the estimated measured and indicated resources total 1.57 million ounces Au equivalent, with an average in situ Au grade of 0.87 oz/ton and Ag grade of 4.57 oz/ton.

Cautionary Note to Investors Concerning Estimates of Measured and Indicated Resources

The following table uses the terms “measured resources” and “indicated resources”. We advise investors that while these terms are recognized and required by Canadian securities regulations (under National Instrument 43-101 Standards of Disclosure for Mineral Projects), the SEC does not recognize these terms.  Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC defined reserves.  See “Risk Factors”.

Table 1
Measured and Indicated Resources as of June 2008 – HDB

Resource	Cut-off	Tons	Tonnes	Au Grade		Au (oz)	Ag Grade		Ag (oz)	Au Eqv (oz)
Category	(oz/ton)	(‘000)	(‘000)	(oz/ton)	(g/t)	(‘000)	(oz/ton)	(g/t)	(‘000)	(‘000)
	0.25	1,121	1,017	0.91	31.29	1,023	5.55	190.45	6,227	1,167
Measured	0.28	1,027	931	0.97	33.33	998	5.92	202.99	6,078	1,138
	0.35	867	786	1.09	37.50	948	6.61	226.56	5,725	1,080

	0.25	494	448	0.76	26.13	376	2.33	80.00	1,152	403
Indicated	0.28	442	401	0.82	28.11	363	2.48	84.93	1,095	388
	0.35	361	328	0.93	32.00	337	2.69	92.39	974	360

Total Measured & Indicated	0.25	1,615	1,465	0.87	29.71	1,399	4.57	156.68	7,379	1,569
	0.28	1,469	1,333	0.93	31.76	1,360	4.88	167.45	7,173	1,526
	0.35	1,228	1,114	1.05	35.88	1,285	5.46	187.07	6,699	1,440

Additional information:

(1)          Metallurgical recoveries were assumed to be 100%.

(2)          Gold equivalent was calculated by using the metal prices US$650/oz for Au and US$15/oz for Ag.

(3)          Resources are reported undiluted.

Cautionary Note to Investors concerning estimates of Inferred Resources

This section uses the term ‘inferred resources’.  We advise investors that while this term is recognized and required by Canadian regulations, the SEC does not recognize it.  ‘Inferred resources’ have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all or any part of a mineral resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of economic studies, except in rare cases.  Mineral resources that are not mineral reserves do not have demonstrated economic viability.  None of the following mineralization has been demonstrated to be ore nor is considered to be a mineral reserve.  Investors are cautioned not to assume that any part or all of an inferred resource exists, or is economically or legally mineable. See “Risk Factors”.

Table 2
Inferred Resources as of June 2008 – HDB

Resource	Cut-off	Tons	Tonnes	Au Grade		Au (oz)	Ag Grade		Ag (oz)	Au Eqv (oz)
Category	(oz/ton)	(‘000)	(‘000)	(oz/ton)	(g/t)	(‘000)	(oz/ton)	(g/t)	(‘000)	(‘000)
	0.25	1 252	1 136	0.51	17.40	635	1.43	49.10	1,793	677
Inferred	0.28	1 149	1 043	0.53	18.14	608	1.39	47.74	1,600	645
	0.35	848	770	0.61	20.80	515	0.99	33.81	837	534

Additional information:

(1)          Metallurgical recoveries were assumed to be 100%.

(2)          Gold equivalent was calculated by using the metal prices US$650/oz for Au and US$15/oz for Ag.

(3)          Resources are reported undiluted.

In order to complete the resource estimates, recent drilling was taken into account, including exploration drilling of approximately 40,000 ft after the Hollister 2007 Feasibility Study that took place between March 2007 to March 2008.  This drilling was completed by the Company to further infill gaps existing after the previous exploration program disclosed in the Hollister 2007 Feasibility Study.  In addition, drilling was also done from suitable positions to explore the deeper parts of the deposit.

The grade-tonnage models of the deposit on the Hollister Property consist of 23 separate veins.  The models were created using a 3-D wireframe approach within which grades were directly estimated to blocks located within the wireframes in 3-D as well.  This approach is commonly applied in estimating vein-style deposits, particularly those anticipated to be exploited by open-pit mining methods, and those sufficiently wide to offer the possibility of mining selectivity across the vein width.  The methodology works well for narrow veins where a sufficient density of data is available to model the width of the vein accurately.  The Company is currently reviewing the resource estimation methodology in the light of continued drilling and geological modeling of the veins.

Reserves

Mineral reserves are declared at a cutoff grade of 0.33 oz/ton Au. The portion of the mineral resources that were included in the mine plan were modified inclusive of mining dilution (minimum mining width 42”), mining gold losses (6%), metallurgical recovery (90%) and royalties (2.5%) to the equivalent of proven and probable reserves disclosed in Table 3 below.  Proven reserves were classified according to mine infrastructure and current access as the economically mineable part of the measured resources and according to the mine plan are expected to be mined during 2009. The remainder of the economically mineable part of the measured and indicated resources were classified as probable reserves, and according to the mine plan are expected to be depleted over the following eight years. The proven and probable reserves have been determined in accordance with Canadian regulations under NI 43-101, which differ from the SEC’s standards for such classification.  See discussion above under “Cautionary Note to United States Investors”.

Table 3
Proven and Probable Reserves as of February 2009 – Hollister Property

Reserve Category	Cut-off(1) oz/ton	Tons	Au Grade (oz/ton)	Ag Grade (oz/ton)	Au (oz)	Ag (oz)	Au Eqvt(2) (oz)
Proven	0.33	109,600	1.107	7.77	121,348	851,946	134,127
Probable	0.33	1,124,742	0.818	3.98	920,475	4,479,868	987,673
Total	0.33	1,234,342	0.844	4.32	1,041,823	5,331,814	1,121,800

Notes to Table:

(1)	The cut-off grade for reserves was calculated using the direct operating cost achieved during steady state production, excluding taxes and contingencies.
(2)	Gold equivalent was calculated using US$800/oz for Au and US$12/oz.

Drilling

Since April 2007, 42,144 ft of underground and 51,032 ft of surface exploration diamond drilling has been completed. The underground drilling is an important phase of evaluation, enabling more detailed delineation of vein mineralization, and there are now 24 recognized discrete veins constituting the Gwenivere and Clementine systems.  Drilling on both the Clementine veins and the Gwenivere veins has intercepted more veins and correlation between historical drilling and the more recent drilling during 2008 has assisted the Company in better defining the newly interpreted continuous veins.

The geological continuity of the Clementine vein system has now been extended to nearly 2,800 ft (900 m) from the previous drill strike, and the Gwenivere system appears to coalesce with the Clementine system with a noticeable thickening of the vein package. Both systems are open at depth and to the east and west.

During 2008 a total of 17,204 ft of underground development has been completed of which 6,099 ft has exposed the veins.  Total development to December 31, 2008 is 22,132 ft, of which 6,697 ft has been conducted on the veins.  Surface drilling totalling 32,652 ft has also continued during 2008, and has been focused on targets outside the HDB, in particular the Hatter Graben area.  The Hatter Graben target on the Hollister Property comprises an east-west trending vein swarm hosted by metasediments, and twelve surface boreholes have been completed here with intersections ranging up to 7.8 oz/ton Au.

Permit Status

The Hollister Property is subject to a number of State of Nevada and U.S. Federal permits.  The following is a list of the major permits related to the HDB:

•                  State of Nevada – Water Pollution Control Permit NEV2003107 effective December 24, 2008, authorizing the Company to process off site up to 275,000 tons of ore per year.  The Water Pollution Control Permit is subject to the completion of the EIS and approval of the amended Plan of Operations.  Great Basin Resource Watch (“GBRW”) has filed an appeal with the Nevada State Environmental Commission (the “NSEC”) challenging the Nevada Division of Environmental Protection’s (the “NDEP”) issuance of this Water Pollution Control Permit.  An informational meeting is scheduled with GBRW and NDEP in late February 2009.  The meeting will provide GBRW additional information.  A hearing with the NSEC will be scheduled should GBRW choose to continue with the appeal;

•                  State of Nevada – Reclamation Permit #0227 dated January 18, 2008, which covers reclamation and closure of the east pit area surface facilities and fluid management systems;

•                  State of Nevada – Water Pollution Control Permit NEV2003114 dated April 7, 2004.  This permit allows the operation of the rapid infiltration basins for the disposal of water collected in the decline at the HDB;

•                  State of Nevada – Reclamation Permit #0190 dated March 15, 2000.  This permit is related to the exploration activities at the Hollister Property;

•                  State of Nevada – Class I Air Quality Permit issued on September 26, 2003, allowing the use of diesel combustion generators for the generation of electricity.  This permit is undergoing a renewal process with NDEP;

•                  BLM – Plan of Operations Approval and Decision dated May 7, 2004, which allows Rodeo Creek Gold Inc. to conduct underground exploration, test mining and bulk sampling, and to construct ancillary facilities to support the project.  This Plan has been amended several times to accommodate additional operational needs, including approvals for an expanded waste rock storage facility, installation of an Alimak Raise, construction of an additional RIB, and the installation of a mine water desilting facility.  A second decline has also been approved, but has not yet commenced; and

•                  BLM – Two Surface Exploration Notices for the Craig and Hatter Graben areas of the Hollister Property have been approved allowing limited surface exploration activities.

Under the current Plan of Operations approved by the BLM, the Company is permitted to undertake underground exploration and development inclusive of test mining and the taking and removal of bulk samples.  An amended Plan of Operations to approve full production was submitted to the BLM in March 2008.  After evaluating the Company’s proposal for full-scale production, the BLM determined that the environmental analysis required for the Plan of Operations amendment is an Environmental Impact Statement (“EIS”). The initiation of the EIS process in conjunction with the BLM is currently underway.

Prior to the completion of the EIS process and receiving BLM’s approval of the amended Plan of Operations, the underground exploration and development activities at the Hollister Property must be conducted within the 275,000 ore tons per year limit set out in the Water Pollution Control Permit that the NDEP recently issued and in a manner that will aim to fully protect the environment, including the archaeological resources near the mine, and that will not create any additional surface disturbance or other new environmental impacts as required by the current Plan of Operations.

Milling

Metallurgical testing has confirmed that both carbon in leach and roasting are viable process options for the ore on the Hollister Property. The Company initially planned to utilize the Jerrit Canyon Mill in Nevada; however, after an initial test milling and processing exercise, the Jerrit Canyon Mill ceased operations.  The Company also conducted test milling at the Midas mill owned by Newmont (the “Midas Mill”), and although the technical compatibility of the Midas mill was found to be suitable, the terms and conditions of the proposed toll agreement imposed prohibitive costs which rendered this option uneconomical.  Therefore, in the last quarter of 2008, the Company searched for a suitable milling solution, and concluded that the best option was the Esmeralda processing plant (the “Esmeralda Mill”) located on the Esmeralda Property.

On December 16, 2008, the Company completed an agreement with Metallic Ventures Gold (U.S.) Inc. whereby the Company acquired the Esmeralda Property, which includes the Esmeralda mine and infrastructure for an aggregate cost of US$2,000,000 plus the assumption of environmental bond obligations of US$1,082,728.  The Company does not consider the Esmeralda Property or its associated liabilities to be material to its business at this time.

The main reasons the Company selected the Esmeralda Mill as a potentially viable alternative to toll milling are:  (i) the Esmeralda Mill is a carbon in leach plant designed to treat low grade gold ore; (ii) the design throughput is 350 tons/day, which matches the Hollister Property production profile in the short to medium term; (iii) all permits required to operate a gold processing plant are currently in place and in good standing; (iv) the Esmeralda Mill has been mothballed for four years and has to be refurbished, but it is expected that this can be done in a short period and at limited cost; (v) the Hollister deposit has a grade which is higher than what the Esmeralda Mill was designed for, but it is expected that the plant can be modified with relative ease and no significant design modifications; (vi) the carbon in leach circuit can be modified to accept higher gold and silver grades and this will be done in conjunction with the installation of a gravity circuit which will recover approximately 50% of the gold and 40% of the silver at the front end of the Esmeralda Mill; and (vii) the refurbishment of current equipment and the modification of the carbon in leach circuit, as well as the installation of a standalone gravity circuit, have been estimated at US$7.8 million, which represents a significantly lower cost than any of the other options available to Great Basin.

The Esmeralda Property is located approximately 290 miles from the Hollister Property with approximately 90% of that distance over paved interstate roads.  Transportation costs from the Hollister Property are estimated at between US$55 and US$58 per ton, based on actual transport costs/ton-miles achieved during 2008 toll treatment phases.

The Esmeralda Mill was operational for a short period during 2003 and 2004, after which it was placed on care and maintenance. The Esmeralda Mill processes ore through a carbon in leach milling process with tailing deposition into an adjacent impoundment.  Other features of the Esmeralda Property include crushing facilities, stockpile areas, waste rock facilities, roads and other miscellaneous areas.  Required permits that allow for the operation of the mining, milling and associated crushing activities are currently being transferred to the Company.

The Esmeralda Mill can currently process up to 350 tons per day.  The re-commissioning and reconfiguring of the Esmeralda Mill is expected to be completed by the end of June 2009, and the anticipated costs are refurbishment and commissioning of US$2,680,000; plant modification of US$4,696,091 and ancillary expenses of approximately US$345,000.  Operating costs of the Esmeralda Mill are estimated not to exceed US$50 per ton, however, this figure can not be relied upon until test work is done.

Recent Developments

Recent negotiations with Newmont have secured a toll treatment facility for the use of the Midas Mill, 14 miles north of the Hollister Property.  An additional Ore Purchase Agreement was signed on November 20, 2008 with Newmont, whereby Newmont will purchase approximately 15,000 tons of bulk sample extracted from the Hollister Property.  The Ore Purchase Agreement further provides that Newmont shall be responsible for all costs associated with the transportation and processing of the 15,000 tons, with Great Basin being paid a total of US$470/oz per recovered gold ounce.  The Company plans to continue toll milling for ore produced on the Hollister Property until approximately June 2009 when the re-commissioning and reconfiguration of the Esmeralda Mill is expected to be completed.

During 2008, a number of bulk samples of mineralized material were generated from the Hollister Property’s ongoing trial mining initiative and sold to third party milling facilities for processing, as part of the Company’s metallurgical test work and processing optimization of the ore at the Hollister Property. A summary of the metallurgical recoveries from bulk samples generated from the Hollister Property mine development during 2008 is given in the table below.  In addition, at the end of December 2008 the Company’s Hollister Mine had approximately 13,179 gold equivalent ounces in various stockpiles.

Table 4
Summary of Metallurgical Recoveries from Bulk Samples (2008)
Hollister Property

Mill Locality (Period)	Au (Head grade) (oz pt)	Ag (Head grade) (oz pt)	Dry Short (tons)	Au Recovery (%)	Ag Recovery (%)

Newmont Midas (May)	1.15	9.53	4,737	84.7	94.3
Newmont Midas (June)	0.75	9.70	3,906	88.2	92.6
Newmont Midas (September)	1.43	12.07	10,907	88.1	91.1
Newmont Midas (November)(1)	2.02	16.20	12,075	83.0	N/A
Kinross Republic (November)(1)	2.34	20.14	4,692	N/A	N/A

Note to table:

(1)          Actual assays not yet processed.

Financial Analysis

The tables below provide a summary of the Company’s key progress to date on the Hollister Property by providing an update with current economic parameters and financial analyses compared to the economic parameters used in the 2007 Hollister Feasibility Update.

Table 5
Financial Analysis Assumptions – Hollister Property

Assumptions	2007 Hollister Feasibility Update	2009 Hollister Report

Au price	US$550/oz	US$800/oz

Ag price	US$10/oz	US$12/oz

Proven & probable reserves	868,500 tons @ 1.01 oz/ton Au @ 4.96 oz/ton Ag @ 0.28 oz/ton cutoff 878,000 oz Au 4.3 million oz Ag 956,000 oz Au equivalent	1,284,503 tons @ 0.90 oz/ton Au @ 4.8 oz/ton Ag @ 0.33 oz/ton cutoff 1.1 million oz Au 5.9 million oz Ag 1.2 million oz Au equivalent

Percentage of measured & indicated resources used in financial model	100%	80%

Gold recovery	93%	90%

Silver recovery	80%	90%

Note to table:

(1)   The January 2009 Life of Mine mineral reserves above includes production in 2008.

Regarding the mining capital cost table below, the trial mining conducted by the Company up to December 31, 2008 indicated additional development required to maximize the extraction of the high grade veins. Improving the safety and ventilation of the underground workings necessitated additional development capital to be spent on life of mine raises and sill pillars.

The increase in the life of mine capital costs are directly related to the extended life of mine which requires additional underground development. The acquisition and refurbishment costs of the Esmeralda Mill (which is now the chosen site for milling) have also been included in the capital estimate, which is a change from the 2007 Hollister Feasibility Update that referred to toll milling.

Table 6
Comparative Capital Cost Estimates – Hollister Property

Capital Costs (US$ Millions)	2007 Hollister Feasibility Update	2009 Hollister Report
Underground exploration & development	30	53
Plant	—	10
Infrastructure	20.5	17
Surface equipment	1.7	3
Sub total	52.2	83
LOM capital	14.3	27

Total project capital	66.5	110
Capital spent up to December 31, 2008	N/A	53
Remaining capital to be spent over LOM	N/A	57

Regarding the cash cost table below, cash costs include direct and indirect development costs, engineering, environmental, safety, plant and site services, geology, general and administration, workman’s compensation, insurance, property tax, royalties, ore haulage, milling costs and contingencies in each section.  The increase in the cash costs is a direct result of the increased haulage cost to the Esmeralda Mill, estimates of commodity prices and the lower estimated average grade over the life of mine.

Table 7
Comparative Cash Cost Estimates – Hollister Property

LOM Avg. Cash Costs (US$/oz)	2007 Hollister Feasibility Update	2009 Hollister Report
Mine costs	179	222
Development	46	61
Ore transport	27	60
Milling	39	50
Administration	32	33
Total	323	426

Regarding the total life of mine cost table below, the total costs per equivalent ounce include cash costs plus proceeds on mineral taxes, federal income tax, contingencies and depreciation and amortization.

Table 8
Comparative Total Cost Estimates – Hollister Property

LOM Avg. Total Costs (US$/oz)	2007 Hollister Feasibility Update	2009 Hollister Report
Total costs	423	559

An after tax cash flow schedule has been developed for the current production scenario and the capital and operating costs disclosed herein.  The cash flow includes royalties and taxes payable.  The results, at a cut-off of 0.30 oz/ton, show an estimated NPV of US$129.6 million at a 5% discount rate and an internal rate of return of 41.15%.

Table 9
Comparative Financial Analysis – Hollister Property

Financial Analysis (After Tax)	2007 Hollister Feasibility Update	2009 Hollister Report
IRR	58.2%	41.2%
NPV (0% discount rate)	US$82.9 million	US$178.8 million
NPV (5% discount rate)	N/A	US$129.6 million
NPV (10% discount rate)	US$51.8 million	US$93.8 million
Payback	1.5 years	5 years
Mine life	7 years	10 years, including one year start up

Sensitivity Analysis

A sensitivity analysis was done against the variables of cut-off grade to illustrate the impact on Au equivalent oz, IRR and NPV (discounted at 10%). The table below illustrates the impact for cut-off grades 0.25 oz/ton, 0.30 oz/ton and 0.35 oz/ton. The cut-off grade incorporates input variables for gold price, operating costs, metallurgical recoveries, mining dilution and gold losses.

Table 10
Sensitivity Analysis Using Different Au Cut-Off Grades – Hollister Property

Cut-off Grade Au oz/t	Tons	Au oz	Ag oz	Au eq oz	Post Tax IRR	US$ million (10%)
0.25	1,398,219	1,185,583	5,942,876	1,256,898	47.2	106.4
0.30	1,284,503	1,113,656	5,882,495	1,184,246	41.2	93.8
0.35	998,219	915,583	4,365,303	967,967	44.1	73.6

A sensitivity analysis was completed against the variables of gold price to illustrate the impact on gold equivalent oz, IRR and NPV (discounted at 5%).

Table 11
Sensitivity Analysis Using Different Gold Prices – Hollister Property

Gold Price Sensitivity	Post Tax IRR	Post Tax NPV (5%) US$ million
US$700/oz	25.0%	$73.2
US$800/oz	41.2%	$129.6
US$900/oz	59.3%	$185.3

HDB and Hollister Property Plans

Exploration drilling in 2009 will focus on the east and west extensions and cross cuts to the north are planned to provide systematic drill platforms which will enable testing the system at depth. Notably, the base of the vein system on the Hollister Property has not been detected yet.

The Company plans to continue its test mining (ore removal and test-processing) activities at the HDB within the allowable ore tonnage authorizations of its existing permits. Using the existing infrastructure, the planned

2009 underground bulk sampling program will develop approximately 260,000 tons of rock (both waste and ore), similar to the volume of rock developed and removed from the underground workings in 2008. Management anticipates that the planned 2009 activities could result in the recovery of approximately 110,000 tons of ore, and anticipates spending approximately US$10 million (gross, excluding gold recovery income) for continued underground excavation and delineation drilling.  These activities are subject to ascertainment with Nevada mining authorities that none of the activities fall outside the recently acquired Water Pollution Control Permit and other applicable permits.  This ore will be processed off-site in accordance with the Water Pollution Control Permit to determine its metallurgical characteristics. The Company also intends to refurbish the Esmeralda Mill in anticipation that operating costs will be less than the cost of the toll milling arrangements that have been offered to the Company.

The Company will also be working on preparation of the required Environmental Impact Statement and will continue to refine its resource estimates. The current resource estimates will be reviewed in the next few months incorporating additional borehole and underground sampling, as well as using a variety of estimation techniques. The base of the mineral system remains unconstrained and is an important exploration target.

The Company believes there is still considerable exploration potential on the Hollister Property and 16 drill targets peripheral to the HDB have been prioritized for exploration drilling. Recommended exploration expenditure disclosed in the 2009 Hollister Report includes: surface drilling (13,000 ft) estimated at US$1.5 million; airborne geophysical survey estimated at US$0.5 million; and underground drilling (92,000 ft) estimated at US$6.4 million.

Burnstone Property, Mpumalanga Province, South Africa

Overview

The Burnstone Property is located approximately 80 km (50 mi) southeast of Johannesburg, near the town of Balfour in the Mpumalanga Province of South Africa. The project area comprises mineral rights covering approximately 35,000 hectares situated on portions of 32 mineral titles known in RSA as “farms”. It lies in open, rolling countryside that has excellent infrastructure, including paved highways, railroads, water supply, power lines, settling ponds, site offices and warehouses. The Burnstone Property has progressed from an advanced stage exploration property through to the feasibility study level, and is currently in the mid stage construction phase.

Map 2
Location of Burnstone Property

Source: Great Basin

Gold occurs within the Kimberley Reef, a gold-bearing conglomerate unit that is one of four main gold-bearing horizons in the Witwatersrand Basin. The Burnstone Property comprises four areas (see Map 2). Areas 1 and 2 are the most advanced and are now included in the mine plan, and Areas 1, 2 and 4 are the focus of ongoing exploration drilling. Burnstone Property titles are 100% held through a subsidiary and are held royalty free except for a 4% royalty on refined gold payable to the government of RSA as provided for in the Mineral and Petroleum Resources Royalty Bill (“Royalty Bill”).  The royalty percentage is calculated based on an agreed formula being applied to earnings before interest and tax of Great Basin, and management has estimated the royalty payable on the Burnstone Property to be 4%.  It is uncertain when the Royalty Bill will come into force, as the government of RSA has recently stated that the implementation of the royalty regime is to be deferred to 2010 due to the current global economic conditions.  At present, Great Basin has secured, by way of purchase agreements, the required surface rights for the mine plan at the Burnstone Property.

In 2007, Great Basin completed a series of transactions whereby, in order to achieve compliance with South Africa’s “black economic empowerment” (“BEE”) legislation that required Great Basin to achieve a target of 26% ownership in the Company’s South African projects by HDSAs by 2014, Tranter Burnstone (Proprietary) Limited, a BEE corporation, became the owner of 19,938,650 new Common Shares in Great Basin.  This was deemed equivalent to the 26% in the Burnstone Property as required by the Mineral and Petroleum Resources Development Act, 2002, and the Mining Charter.  As of the date of this short form prospectus, Tranter owns approximately 9% of the issued share capital of Great Basin on a fully diluted basis.  There is an agreed lock-up period of at least 3 years during which the Common Shares owned by Tranter cannot be traded.

Continuing advanced exploration and pre-development work has been underway at the Burnstone Property since 2007, and the Burnstone Property is now at the bulk sample phase.  Development of primary access to the deposit is underway by excavation of an access decline shaft, which is currently at 2,160 m, and is planned to be 3,244 m when completed.

The government of RSA has jurisdiction over activities, communities, habitat users and other interests that may be affected by mining. In particular, the DME has jurisdiction over mineral rights relating to the property on which the Burnstone Property is located.

2009 Burnstone Report

Unless stated otherwise, information of a technical or scientific nature related to the Burnstone Property contained in this short form prospectus is summarized or extracted from a technical report entitled “Update of the June 21, 2007 Technical Report (2007 Burnstone OFS), Inclusive of Updated Mineral Resource and Reserve Estimates for the Burnstone Gold Project” dated February 16, 2009 (the “2009 Burnstone Report”), prepared by Johan Oelofse, Pr. Eng., FSAIMM, Deon van der Heever, Pr. Sc. Nat. SACNAP, and Phil Bentley, Pr. Sci. Nat. SACNASP.  Messrs. Oelofse and Bentley are employees of Great Basin and Mr. van der Heever is independent of the Company. The 2009 Burnstone Report updates the technical and economic analysis on the Burnstone Property contained in the Burnstone 2006 Feasibility Study, which was later optimized in the 2007 Burnstone OFS available on Great Basin’s profile on SEDAR at www.sedar.com.

Resources on the Burnstone Property

The Company has carried out a series of drilling programs on the Burnstone Property since January 2003. The drilling program from January 2003 to November 2004 was designed, firstly, to test and better define the deposit in preparation for engineering studies within Area 1 and, secondly, to extend exploration into the surrounding areas (2, 3 and 4) with the purpose to identify and delineate potential economically viable areas.

Map 3
Resource Areas and Distribution of Surface Boreholes – Burnstone Property

Source: 2009 Burnstone Report

Prior to November 2004, the mineral resources of the Burnstone Property were partitioned into four areas depending on the amount of drilling and status of geological interpretation. Mineral resources, selected using the same criteria applied previously, now occur within most of the previous Areas 1, 2, 3, and 4 and are now combined as the “Resource Area”. Gold mineralization in the Resource Area is distributed in conglomerate beds over an area of 19 km by 5.8 km.  The conglomerate horizon in the measured resource portion of the Resource Area averages 53 cm in thickness. In addition to the Resource Area, gold-bearing Kimberley conglomerate has been intersected by exploratory drill holes in areas outside of the Resource Area on the Burnstone Property, encompassing an even greater area.

The ongoing exploration program, comprised of infill and step-out drill holes, is designed to upgrade and expand the mineral resources in Areas 1, 2 and 4 and continues to return good results.  From August 2006 to January 2007, an additional 15 drill holes were completed to increased confidence levels in the Resource Area, particularly Areas 1 and 2.  From February 2007 to January 2008, a total of 23 boreholes were drilled.  The drilling continued to increase confidence levels in Areas 1 and 2 and also increase the resource base in Area 4.  This drilling formed the basis of the current resource estimate which is set out in Table 12 below.

Cautionary Note to Investors Concerning Estimates of Measured and Indicated Resources

The following table uses the terms “measured resources” and “indicated resources”. We advise investors that while these terms are recognized and required by Canadian securities regulations (under National Instrument 43-101 Standards of Disclosure for Mineral Projects), the SEC does not recognize these terms. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC defined reserves. See “Risk Factors”.

Table 12
Measured and Indicated Mineral Resources as of January 2008 – Burnstone Property

Category	Cut-off (cmg/t)	Tonnes (millions)	Grade (g/t)	Contained Gold(1)(2) (ounces)
Measured	350	39.0	7.56	9,474,000
	400	33.8	7.80	8,484,000

Indicated	350	15.7	4.95	2,503,000
	400	15.1	4.89	2,372,000

Measured & Indicated	350	54.7	6.81	11,977,200
	400	48.9	6.90	10,856,000

Notes to table:

(1)          Conversion factor of 31.103 was used to convert grams to ounces for contained metal.

(2)          Metallurgical recovery assumed to be 100% for contained metal calculation.

Cautionary Note to Investors Concerning Estimates of Inferred Resources

This section uses the term ‘inferred resources’. We advise investors that while this term is recognized and required by Canadian regulations, the SEC does not recognize it. ‘Inferred resources’ have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of a mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of economic studies, except in rare cases. Mineral resources that are not mineral reserves do not have demonstrated economic viability. None of the following mineralization has been demonstrated to be ore nor is considered to be a mineral reserve. Investors are cautioned not to assume that any part or all of an inferred resource exists, or is economically or legally mineable. See “Risk Factors”.

Table 13
Inferred Resources as of January 2008 – Burnstone Property

Category	Cut-off (cmg/t)	Tonnes (millions)	Grade (g/t)	Contained Gold(1)(2) (oz)
Inferred	350	18.6	4.42	2,642,000
	400	17.0	4.37	2,394,000

Notes to table:

(1)          Conversion factor of 31.103 was used to convert grams to ounces for contained metal.

(2)          Metallurgical recovery assumed to be 100% for contained metal calculation.

Reserves

Mineral reserves are declared at a cutoff gold content of 400 cmg/t (4 g/t over 100cm). The portion of the mineral resources that were included in the mine plan were modified inclusive of mining dilution (minimum stoping width 90cm with 10cm dilution, minimum tramming width 120cm), mining gold losses (10%), metallurgical recovery (95%) and royalties (4%) to the equivalent of proven and probable reserves disclosed in Table 14 below.  The proven and probable reserves have been determined in terms of Canadian regulations under NI 43-101, which differ from the U.S. Securities and Exchange Commission’s standards for such classification.  See discussion above under “Cautionary Note to United States Investors”.

Table 14
Proven and Probable Reserves as of February 2009 – Burnstone Property

Category	Tonnes (millions)	Grade (g/t)	Au Content (oz)
Area 1
Proven	20.7	4.59	3,052,000
Probable	1.9	4.22	252,000
Area 2
Proven	6.9	3.32	741,000
Probable	0.5	3.22	51,000
Area 1 & 2
Proven	27.6	4.27	3,793,000
Probable	2.4	4.01	303,000
Total	30.0	4.25	4,096,000

Additional information:

(1)          Reserves calculated at a 4 g/t cut-off.

Drilling

Drilling in Areas 1, 2 and 4 during February 2007 to January 2008 formed the basis of the January 2008 resource estimates disclosed above. Since January 2008, a further 31 boreholes were drilled on Areas 1, 3 and 4 which focused on further delineation of Kimberley Reef in the initial mining areas as well as testing down dip extensions into Area 4.  The drilling has confirmed further areas of mineralization in Area 1, as well as increased channel thickness, spreading into Area 4. During 2009, the Company plans to focus drilling on underground stope delineation and structural investigations.

Recent Developments

On October 28, 2008, the DME granted a mining right to the Company’s wholly owned subsidiary Southgold Exploration (Pty) Ltd (“Southgold”) to mine gold, silver and aggregate at the Burnstone Property.  On March 10, 2008, Great Basin announced that the DME had approved an amended Environmental Management Plan for the sinking of the vertical shaft at the Burnstone Property.  This development was needed to remain in compliance with safety regulations by the establishment of a second outlet for the bulk sample project currently in development.  A further Environmental Management Plan was approved and the bulk sample program is to be replaced by a LOM plan, the detail of which is being developed. On February 17, 2009, Southgold was given the right to mine for gold, silver and aggregate in the Burnstone mining area for a period of 18 years from date of execution of the mining right along with renewal rights.

The decline shaft, primary early stage access to the ore body, has progressed to a linear distance of 2,160m as at December 31, 2008 and is expected to intersect reef in approximately 50m, allowing production teams to prepare for trial stoping.  The construction of the vertical shaft commenced in early 2008.  The vertical shaft is intended primarily for rock hoisting, but will also be equipped for the insertion and extraction of men and material.  The vertical shaft has progressed to 164m below surface with the head gear construction completed and the structure erected as at December 31, 2008.  Currently, preparations for the main sink phase to 501m depth are nearing completion, and the vertical shaft is on track to be commissioned by 2010.  The vertical shaft bottom is planned to be reached by September 2009.

The metallurgical plant is nearing completion of its design stage, and refurbishment and early stage construction is expected to commence by end of the first quarter of 2009.  Electrical power supply to the mine on the Burnstone Property has been planned, and is being jointly developed with Eskom.  Power shortfalls during the project construction phase have been suitably addressed by diesel generator packs on site.

Financial Analysis

The tables below provide a summary of the Company’s key progress to date on the Burnstone Properties, by providing an update with current economic parameters and financial analysis compared to the economic parameters used in the 2007 Burnstone OFS conducted in 2007.

Table 15
Financial Analysis Assumptions – Burnstone Property

Assumptions	2007 Burnstone OFS	2009 Burnstone Report

Au Price	US$550/oz	US$800/oz

US$/ZAR exchange rate	ZAR7.50	ZAR9.00

Proven and probable reserves used for the financial model	24 million tons @ 4.5 g/t of gold. 3.5 million oz of Au @ 3.5g/t Au cut-off	30 million tons @ 4.2 g/t of gold. 4.1 million oz of Au @ 4 g/t Au cut-off

Percentage of measured and indicated resources used in financial model	45%	38%

Gold recovery	95%	95%

Cash costs include direct and indirect mining costs, development costs, engineering, environmental, safety, plant and site services, geology, general and administration, workman’s compensation, insurance, royalties and milling costs.  The increase in the cash costs is mainly a result of inflation and the inclusion of the royalty payable to the RSA government on adoption of the Royalty Bill.

Table 16
2009 LOM Average Cash Cost – Burnstone Property

LOM Avg. Cash Cost (US$/oz)	2007 Burnstone OFS	2009 Burnstone Report
Mining	214	218
Milling	37	37
South African royalty	—	32
Social development	1	1
Administration	31	31
Total	283	319

Regarding the capital cost table below, the increase in the capital costs are being negated by the devaluation of the ZAR to the US$.  Estimates of the capital cost include an increase of 12% in ZAR denominated costs from the 2007 Burnstone OFS.

Table 17
Comparative Capital Cost Estimates – Burnstone Property

Project Capital Cost (US$ millions)	2007 Burnstone OFS	2009 Burnstone Report
Mine Development	101	101
Process plant	34	37
Vertical shaft	30	30
Tailings	8	7
Sub total	173	175
LOM capital	65	49
Total project capital	238	224
Capital spent up to December 31, 2008	—	55
Remaining capital to be spent over LOM	238	169

Regarding the total life of mine cost table below, total costs include cash costs plus proceeds on mineral taxes, income tax payable and depreciation and amortization.

Table 18
Comparative LOM Capital Cost Estimates – Burnstone Property

LOM Avg. Total Costs (US$/oz)	2007 Burnstone OFS	2009 Burnstone Report
Total costs	451	495

An after tax cash flow schedule has been developed for the current production scenario, and the capital and operating costs disclosed below.  The cash flow includes royalties and taxes payable.  The results, at a cut-off of 4g/t Au cut off, show an estimated NPV of US$687 million at a 5% discount rate and an internal rate of return of 36%.  Cash on mine operating costs are estimated at US$319/ oz.  Total costs inclusive of capital are US$495/ oz.

Table 19
Comparative Financial Analysis – Burnstone Property

Financial Analysis (Post Tax)	2007 Burnstone OFS	2009 Burnstone Report

Cash operating costs (per ounce)	283/oz	319/oz
IRR	21.2%	35.6%
NPV (0% discount rate)	US$553 million	US$1.17 billion
NPV (5% discount rate)	US$270 million	US$687 million
NPV (10% discount rate)	US$125 million	US$414 million
Payback	4.7 years (after mill start up)	3.5 years (after mill start up)
Mine life	19 years (including a four year start-up period)	19 years (including a four year start-up period)

Sensitivity Analysis

The following is a sensitivity analysis based on the June 2008 resource estimate.  The sensitivity analysis was done against the variables of gold prices to illustrate the impact on the IRR and NPV (discounted at 5%).  The table below illustrates the impact of a fluctuation of US$100 per ounce in the gold price from the base case financial model.

Table 20
Gold Price Sensitivity – Burnstone Property

Burnstone Gold price sensitivity	Post Tax IRR	Post tax NPV (5%) US$ millions
$700/oz	28.50%	$503.6
$800/oz	35.60%	$686.6
$900/oz	42.40%	$869.5

Sensitivity to gold price fluctuation is demonstrated in the table above.  A range of US$700 to US$900, demonstrating an impact on IRR over a range of 28.5% to 42.4%, and post tax NPV of US$503.6 million to US$869.5 million.

Burnstone Property Plans

The Company obtained approval for the Environmental Management Plan for the mining right to the Burnstone Property in February 2009.  In addition, the Company believes it can expand resources at the Burnstone Property to the southwest of Area 1 in what is now termed Area 4.  The Company is planning an additional 15,000m of drilling at 600m centres to test and define potential reef development at depth in Area 4 over a strike length of 5 km and a possible width of 2 km.

The Company’s current project development plan consists of two mainstream activities:

(i)            Preparation for and entering early stage production in Area 1.  This will entail underground development into the mining blocks identified for early stage and trial mining by opening up and mining certain stopes.  During this stage, advanced stoping techniques and mining technology will be evaluated.  Completion of the decline shaft to shaft bottom is necessary, linking up with the shaft bottom development of the vertical shaft.  Construction of other mine infrastructure, above and below surface is also planned, which entails the continuance and completion of the vertical shaft, construction of the metallurgical plant, construction of adequate surface infrastructure, road and offices and the establishment of adequate electrical power to the Burnstone Property.  The Company will also source, employ and train the necessary workforce and purchase the equipment required; and

(ii)           Planning and preparation for access into Area 2.  The development of the twin decline into Area 2 is postponed for a period of one year.  The mining right for the Burnstone mine (granted October 2008 and exercised February 17, 2009) contributed to the delay in the planned development of the decline shaft into Area 2 as it is a prerequisite for the development of access into Area 2.  After the EIA is completed, the

Company plans to contact relevant authorities for approval to access Area 2 by way of a decline shaft.  Although Area 2 would be accessed by a dedicated decline shaft, mining operations would share the surface infrastructure currently established for Area 1, with the exclusion of ventilation shafts.  Market conditions, insufficient funding or planned deferment of capital expenditure may change the Company’s plans for access into Area 2 if warranted.

The one year delay on initial planning will  not have a significant impact on the planned production build up because of the planned mill start up time (mid — 2010) , as well as the percentage contribution to total production on the Burnstone Property from Area 2 (30%).  In addition to the above, the production shortfall from Area 2 due to the delays discussed may be compensated for by additional production from Area 1 which will be extracted via the decline shaft.

The proposed budget for the Burnstone Property as disclosed in the 2009 Burnstone Report is set out in the table below.

Table 21
Total Remaining Costs to Bring Mine into Production – Burnstone Property
 (US$ million)

	2009	2010 (6 Months)	Total
Mine development	4	4	8
Mining equipment	18	5	23
Surface infrastructure	4	3	7
Engineering	14	9	23
Vertical shaft	20	3	23
Metallurgical plant	20	15	35
Production costs	10	15	25
Total costs	90	55	145

Rusaf Grassroots Projects

In April 2008, the Company completed its acquisition of Rusaf Gold Ltd. (“Rusaf”) a Canadian registered exploration company that holds prospecting rights to properties in Tanzania and Russia. The purchase price for Rusaf, which was paid in two tranches, aggregated $8 million cash, 6.6 million Great Basin common shares (valued at $22.8 million) plus contingent consideration dependent on whether additional gold resources are discovered on Rusaf’s properties. The contingent consideration provisions require additional Great Basin shares to be issued in the first three years from closing, contingent upon any gold discoveries above a threshold of 500,000 ounces in size on certain Rusaf properties.  In the event of such discoveries, Great Basin will issue shares valued at the higher of $2.94 per share or then-prevailing market price to the former Rusaf shareholders on the basis of valuing these gold ounces at US$15/oz for inferred resources and US$40/oz for measured and indicated resources (subject to a minimum average cut-off grade of 1.5 grams per tonne or 0.04 oz per ton).  The Company has also agreed to spend a minimum of $7 million and up to a maximum of $20 million to explore the Rusaf properties during this period, depending on independent advice as to the likelihood of exploration success. Since acquiring Rusaf, Great Basin has spent approximately $8 million, exceeding the minimum $7 million exploration commitment.  At this stage, no technical reports have been filed in respect to the Rusaf properties and they are not currently regarded as material to Great Basin.

Senior Secured Note Financing

On December 12, 2008, Great Basin closed a senior secured note financing (the “Note Financing”), issuing a total of 51,500 units and raising gross proceeds of US$51,500,000 which netted approximately $32 million following prepayment of interest and other costs of the offering.  Each unit consisted of a senior secured note (a “Note”) in the principal amount of US$1,000 and 350 common share purchase warrants (the “Note Financing Warrants”).  Each Note Financing Warrant entitles the holder to purchase one common share in the capital of the Company at a price of $1.80 per share on or before December 12, 2011.

Each Note matures at 120% of principal on the earlier of December 12, 2011 and certain stated events, including a change of control.  The Notes will bear interest of 14% per annum with the first 24 months of interest to be prepaid.  The Notes are guaranteed on a joint and several basis by all of the Company’s Nevada subsidiaries and secured by their assets, being the Hollister Property and all other Nevada assets.  The Notes are also repayable at the election of the holder on 30 days notice after November 12, 2010.  The foregoing is a summary of the key terms of the senior secured Indenture.  For further details please see the Senior Secured Note Indenture which is filed on SEDAR under the Company’s profile on January 20, 2009.

The proceeds of the financing were used to acquire the Esmeralda Property (US$2 million plus reclamation deposit), with US$15 million of the proceeds used to fund the Burnstone Property.  In addition, Great Basin has committed to using some of the Note Financing proceeds to refurbish the Esmeralda Mill and upgrade roads between the Hollister Property and the Esmeralda Property.  In connection with the Note Financing, the Company paid the agent, Casimir Capital LP, a 4% commission plus 721,000 Note Financing Warrants and has also paid investor due diligence costs of 4% of proceeds.

Investec Equity Line Agreement

In December 2008, the Company entered into an equity line agreement (the “Investec Agreement”) with an affiliate of Investec Limited (“Investec”).  The Investec Agreement provided that the Company could sell to Investec over the term of the Investec Agreement up to $4 million of common shares in tranches at a price which was to be calculated as 95% of prevailing market with a floor price of $1.12 per share.  The Investec Agreement has terminated as of the date hereof, and the Company issued an aggregate of 2,846,900 shares to Investec at an average price of $1.38.

Appointment of New Chief Financial Officer

On March 10, 2008, Lou van Vuuren was appointed as the new Chief Financial Officer of Great Basin.

Project Loan Financing Being Sought

The Company is currently negotiating project loan facilities (the “Facilities”) for the Burnstone Property development.  The Facilities are expected to be documented in two or more separate facilities including an amortising loan and a term loan. The Company is seeking an aggregate of ZAR850 million (inclusive of a ZAR200 million loan already advanced to the Company) plus a standby loan facility ZAR130 million for potential cost overruns.  The Facilities are expected to be secured by a first charge mortgage security arrangements on the Burnstone Property.

The Company previously negotiated similar Facilities in mid-2008 and this resulted in securing the initial ZAR200 million loan (from Investec Limited).  Deteriorating credit markets since then have caused delays and requirements for additional project equity capital. As of the date hereof, the Company has received a commitment for ZAR300 million participation in the total facilities from Investec Limited and another South African bank has obtained preliminary approval from its credit committee for a further ZAR250 million and is seeking final approvals.  The Company is also currently in negotiation with two other South African banks to take up the remaining ZAR300 million portion. It is expected that a principal condition to the successful completion of these Facilities is the Company first securing at least US$95 million of additional equity for the Burnstone Property pursuant to this Offering or otherwise.

As of the date hereof there can be no certainty of the Company successfully securing the Facilities and if it fails to do so, it will have to find alternative sources of financing otherwise it would have to delay or abandon development of the Burnstone Property.

CONSOLIDATED CAPITALIZATION

The following table sets forth the consolidated capitalization of the Company as at the dates indicated, adjusted to give effect to the Offering, on the share and loan capital of the Company since September 30, 2008, the date of the Company’s financial statements most recently filed in accordance with National Instrument 51-102.  This table should be read in conjunction with the consolidated financial statements of the Company and the related notes and management’s discussion and analysis in respect of those statements that are incorporated by reference in this short form prospectus.

	As at December 31, 2007	As at September 30, 2008 before giving effect to the Offering		As at September 30, 2008 after giving effect to the Offering
Common Shares (Authorized: unlimited)	203,395,902	215,153,209		●
Warrants	31,433,202	30,434,312		●
Contributed Surplus	$12,197,791	$20,140,163		$20,140,163
Long-Term Debt	Nil	$12,376,471	(1)	$12,376,471
Stock Options	11,718,170	17,411,840		17,411,840
Total Capitalization	287,791,586	248,605,984		248,605,984

(1)         See “Summary Description of Business — Senior Secured Note Financing” for details of Senior Note Financing issued by the Company subsequent to September 30, 2008.

USE OF PROCEEDS

The net proceeds to be received by the Company from the sale of the Units, after deducting the Underwriters’ Fee and expenses of the Offering, which are estimated to be $●, will be approximately $●.

If the Over-Allotment Option is exercised in full the net proceeds for the Offering, after deducting the Underwriters’ Fee and expenses of the Offering, will be approximately $●.

The Company intends to use the net proceeds from the Offering as follows:

(A)                              Approximately US$100 million of the proceeds of this Offering will be used in furtherance of achieving commercial production at the Burnstone Property respecting which approximately US$145 million is estimated to be required over an approximately 18 month period.  The net proceeds hereof are expected to be augmented by the project loan facilities which are being sought. (See “Summary of Description of Business – Project Loan Financing Being Sought”).

(B)                                $● million for general corporate purposes.

Pending the use of proceeds outlined, the Company intends to invest the net proceeds of the Offering in investment grade, short-term, interest bearing securities.  The Chief Financial Officer is responsible for following the investment policy of the Company.

Business Objectives and Milestones

The Company expects that the proceeds from the Offering, in addition to the Loan Facilities, will allow it to meet its target of entering into early stage commercial production at the Burnstone Property by July 2010.  In order to meet this objective it must obtain approval for the Environmental Management Plan, which it expects to receive before the end of the first quarter, and complete its preparation for and enter into early stage mining in Area 1 and plan and prepare for access into Area 2.

On the Hollister Property, the Company believes that the funds of this Offering, together with expected gold revenue from test mining activities, will be sufficient to provide the complete capital costs necessary to operate the HDB as a commercial mine.  The timing of achieving this goal cannot be determined as a consequence of the requirement to complete an environmental impact study and to obtain the necessary permits to allow commercial mining operations.  An ancillary business objective is to pursue additional exploration of the Hollister Property to ascertain whether additional gold bearing mineralization of potentially commercial grades can be discovered.

PLAN OF DISTRIBUTION

Underwriting Agreement

Under the Underwriting Agreement dated ●, 2009 between the Company and the Underwriters, the Company has agreed to sell and the Underwriters have agreed to purchase (subject to the terms of the Underwriting Agreement) on ●, 2009 an aggregate of ● Units at a price of $● per unit, payable in cash to the Company against delivery.  The obligations of the Underwriters under the agreement may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated upon the occurrence of certain stated events.  The Underwriters are, however, obligated to take up and pay for all of the Units if any of the Units are purchased under the agreement.

The Company has granted to the Underwriters the Over-Allotment Option to acquire up to ● Common Shares (the “Additional Common Shares”) at a price of $● per Additional Common Share and up/or to ● Warrants (the “Additional Warrants”) at a price of $● per Additional Warrant solely to cover over-allotments, if any, and for market stabilization purposes.  The Over-Allotment Option is exercisable in whole or in part at any time up to 30 days from the Closing Date.  If the Over-Allotment Option is exercised in full, the aggregate total price to the public, Underwriters’ Fee and total net proceeds to the Company (before payment of the expenses of the Offering), will be $●, $● and $●, respectively.  This short form prospectus qualifies the grant of the Over-Allotment Option and the issuance of the Additional Common Shares and Additional Warrants issuable upon any exercise of the Over-Allotment Option.

The offering price and terms of the Offering were established through negotiations between the Company and the Underwriters with consideration given to the trading prices of the Common Shares on the TSX and on the NAE.

Pursuant to the Underwriting Agreement, the Company has agreed to pay to the Underwriters a commission equal to 6% of the gross proceeds from the issue and sale of the Units (including, for certainty, the Additional Common Shares and Additional Warrants) and to reimburse the Underwriters for expenses for various services rendered to the Company in connection with the Offering.

The Company has also agreed to reimburse the Underwriters for their accountable out of pocket expenses, including the fees of their Canadian legal counsel, United States legal counsel and technical consultants, respectively.  All amounts payable to the Underwriters will be paid from the proceeds of the Offering.

The Offering is being made concurrently in Canada and the United States pursuant to the multi-jurisdictional disclosure system implemented by the securities regulatory authorities in Canada and the United States.  The Units will be offered in Canada and the United States through the Underwriters directly or through their U.S. or Canadian broker-dealer affiliates registered in each jurisdiction, as applicable.  Subject to applicable law, the Underwriters may offer to sell the Units outside of Canada and the United States

The Company has agreed in the Underwriting Agreement that, during the period ending 90 days after the Closing Date, we will not, without the prior consent of BMO Nesbitt Burns Inc. and RBC Dominion Securities Inc. (collectively, the “Lead Underwriters”), on behalf of the Underwriters, directly or indirectly, issue, sell, offer, grant an option or right in respect of, or otherwise issue or dispose of, or agree to or announce any intention to issue, sell, offer, grant an option or right in respect of, or otherwise issue or dispose of, any additional Common Shares or securities or financial instruments convertible into or exchangeable for Common Shares, or enter into any agreement under which we may acquire or transfer to another, in whole or in part, any economic consequences of ownership of Common Shares, whether that agreement or arrangement may be settled by Common Shares or other securities or cash, or agree to become bound to do so, or disclose to the public any intention to do so, other than pursuant to: (i) the exercise of the Over-Allotment Option, Burns’ Creek, (ii) the Amended and Restated Share Purchase Agreement with Rusaf Gold Ltd., (iii) the Ganes Creek agreement with CW Properties LLP dated effective November 14, 2007; (iv) issuances in connection with the Senior Secured Note, and (v) rights or obligations under outstanding securities, including, but not limited to, the exercise of outstanding stock options or other similar issuances pursuant to any stock option plan or the exercise of the Note Financing Warrants.

The directors and officers of the Company have agreed in favour of the Underwriters that, during the period ending 90 days after the Closing Date, they will not, directly or indirectly, offer to issue, sell or grant any option for the sale of, or to otherwise dispose or monetize, or announce any intention to do so or enter into an arrangement to offer or sell any Common Shares or other securities of the Company, or securities convertible into, exchangeable for, or otherwise exercisable to acquire any securities of the Company in connection with financing transactions without having obtained the prior written consent of the Lead Underwriters, on behalf of the Underwriters, such consent not to be unreasonably withheld.

The obligations of the Underwriters under the Underwriting Agreement are several (and not joint or joint and several) and may be terminated at their discretion on the basis of their assessment of the state of the financial markets and upon the occurrence of certain stated events.

Pursuant to policies of certain Canadian securities regulatory authorities, the Underwriters may not, throughout the period of distribution under the Offering, bid for or purchase the Common Shares.  The foregoing restriction is subject to certain exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in or raising the price of the Common Shares.  These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian marketplaces administered by Market Regulation Services Inc. relating to market stabilization and passive market making activities, and a bid or purchase made for or on behalf of a customer where the order was not solicited during the period of distribution.  Subject to the foregoing, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market.  Such transactions, if commenced, may be discontinued at any time.

The rules of the SEC may limit the ability of the Underwriters to bid for or purchase the Common Shares before the distribution of the Common Shares in the Offering is completed.  However, the Underwriters may engage in the following activities in accordance with these rules:

•                  Stabilizing transactions permit bids to purchase the Common Shares so long as the stabilizing bids do not exceed a specified maximum;

•                  Over-allotment transactions involve sales by the Underwriters of Common Shares in excess of the number of Common Shares the Underwriters are obligated to purchase, which creates a syndicate short position. The Underwriters may close out any short position by purchasing Common Shares in the open market; and

•                  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Common Shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of preventing or mitigating a decline in the market price of the Common Shares, and may cause the price of the Common Shares to be higher than would otherwise exist in the open market absent such stabilizing activities.  As a result, the price of the Common Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NAE, the TSX or otherwise and, if commenced, may be discontinued at any time.

The Company has agreed to indemnify the Underwriters and their respective directors, officers, shareholders, agents and employees against certain liabilities, including liabilities under the U.S. Securities Act, and Canadian securities legislation in certain circumstances, or to contribute to payments the Underwriters may have to make because of such liabilities.

There is currently no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased under this short form prospectus.  This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the securities and the extent of issuer regulation.  The Company will apply to list the Common Shares, Additional Shares and Warrant Shares to be distributed under the Offering on the TSX and the NAE.  Listing will be subject to the fulfillment of all the listing requirements of the TSX and the NAE.  The Company will apply to list the Warrants and the Additional Warrants, which will be transferable, on the TSX, subject to the fulfillment of the TSX listing requirements.

United States Securities Law Compliance

We have agreed to file a registration statement on Form F-10 with the SEC pursuant to the multi-jurisdictional disclosure system to register the offering of the Units in the United States.  It is a condition of closing of the offering of the Units that this registration statement will have been declared effective by the SEC.  We have also agreed to file and clear a short form base shelf prospectus with the British Columbia Securities Commission and concurrently, pursuant to the multi-jurisdictional disclosure system, file and bring effective an additional registration statement on Form F-10 with the SEC.  It is also a closing condition of the closing of the offering of the Units that (i) the additional registration statement will have been declared effective by the SEC, and (ii) we will have filed with the British Columbia Securities Commission a prospectus supplement and with the SEC a post-effective amendment to the additional registration statement registering the offering of the Common Shares issuable from time to time on the exercise of the Warrants.  No U.S. Person or person holding Warrants on behalf or for the account of a U.S. Person may exercise the Warrants during any period of time when a registration statement covering such common shares is not effective. See “Description of Securities Being Distributed - Warrants”.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

Common Shares

Each Common Share carries the right to attend and vote at all general meetings of shareholders, to receive dividends if, as and when declared by the directors, and to participate on any dissolution or winding up of the Company.

Warrants

The Warrants will be created and issued pursuant to the terms of a warrant indenture (the “Warrant Indenture”) to be dated as of the Closing Date between the Company and Computershare Trust Company of Canada, as warrant agent thereunder (the “Warrant Agent”).  The Company will appoint the principal transfer office of the Warrant Agent in Vancouver, British Columbia as the location at which Warrants may be surrendered for exercise or transfer.

The following summary of certain provisions of the Warrant Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Warrant Indenture.

Each Warrant will entitle the holder thereof to purchase one Warrant Share at a price of $● at any time before 5:00 p.m. (Vancouver time) on October 15, 2010, after which time the Warrants will expire and be void and of no value.  The Warrant Indenture will contain provisions designed to protect the holders of Warrants against dilution upon the happening of certain events.  No fractional Warrant Shares will be issued upon the exercise of Warrants.

The Warrant Indenture will provide for adjustment in the number of Warrant Shares issuable upon the exercise of the Warrants and/or the exercise price per Warrant Share upon the occurrence of certain events, including:

(i)                                   the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the holders of the Common Shares as a stock dividend or other distribution (other than a “dividend paid in the ordinary course”, as defined in the Warrant Indenture, or a distribution of Common Shares upon the exercise of the Warrants or pursuant to the exercise of directors, officers or employee stock options granted under the Company’s stock option plans);

(ii)                                the subdivision, redivision or change of the Common Shares into a greater number of shares;

(iii)                             the reduction, combination or consolidation of the Common Shares into a lesser number of shares;

(iv)                              the issuance to all or substantially all of the holders of the Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the “current market price”, as defined in the Warrant Indenture, for the Common Shares on such record date; and

(v)                                 the issuance or distribution to all or substantially all of the holders of the Common Shares of shares of any class other than the Common Shares, rights, options or warrants to acquire Common Shares or securities exchangeable or convertible into Common Shares, or evidences of indebtedness or cash, securities or any property or other assets.  The Warrant Indenture will also provide for adjustment in the class and/or number of securities issuable upon the exercise of the Warrants and/or exercise price per security in the event of the following additional events: (1) reclassifications of the Common Shares; (2) consolidations, amalgamations, plans of arrangement or mergers of the Company with or into another entity (other than consolidations, amalgamations, plans of arrangement or mergers which do not result in any reclassification of the Common Shares or a change of the Common Shares into other shares); or (3) the transfer (other than to one of the Company’s subsidiaries) of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or other entity.

No adjustment in the exercise price or the number of Warrant Shares purchasable upon the exercise of the Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the exercise price by at least 1% of the number of Warrant Shares purchasable upon exercise by at least one one-hundredth of a Warrant Share.

The Company will also covenant in the Warrant Indenture that, during the period in which the Warrants are exercisable, it will give notice to holders of Warrants of certain stated events, including events that would result in an adjustment to the exercise price for the Warrants or the number of Warrant Shares issuable upon exercise of the Warrants, at least 14 days before the record date or effective date, as the case may be, of such event.

No fractional Warrant Shares will be issuable upon the exercise of Warrants, and no cash or other consideration will be paid in lieu of fractional shares.  Holders of Warrants will not have any voting or pre-emptive rights or any other rights which a holder of Common Shares would have.

From time to time, the Company and the Warrant Agent, without the consent of the holders of Warrants, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of Warrants.  Any amendment or supplement to the Warrant Indenture that adversely affects the interests of the holders of the Warrants may only be made by “extraordinary resolution”, which is defined in the Warrant Indenture as a resolution either (1) passed at a meeting of the holders of Warrants (at which there are holders of Warrants present in person or represented by proxy representing at least 25% of the aggregate number of the then outstanding Warrants) by the affirmative vote of holders of Warrants representing not less than two-thirds of the aggregate number of then outstanding Warrants represented at the meeting and voted on such resolution or (2) adopted by an instrument in writing signed by the holders of Warrants representing not less than two-thirds of the aggregate number of then outstanding Warrants.

Related Shelf Prospectus

It is a closing condition of this offering that we file and clear a short form base shelf prospectus with the British Columbia Securities Commission and concurrently, pursuant to the multi-jurisdictional disclosure system, file and bring effective a registration statement on Form F-10 with the SEC.  Further, it is a closing condition of the closing of this offering that we file with the British Columbia Securities Commission a prospectus supplement and with the SEC a post-effective amendment to the registration statement registering the offering of our common shares issuable from time to time on the exercise of the Warrants.  We have agreed to use reasonable efforts to maintain the base shelf prospectus and the registration statement, or another registration statement under the U.S. Securities Act, relating to the common shares underlying the Warrants, effective until the earlier of the expiration date of the common share purchase warrants and the date on which no Warrants remain outstanding.  No U.S. Person or person holding Warrants for the benefit of or for the account of a U.S. Person will be permitted to exercise Warrants during any period of time prior to the expiration date of the Warrants during which no registration statement under the U.S. Securities Act is effective.  If no registration statement under the U.S. Securities Act is effective, we will notify the holders of the Warrants in the United States, in accordance with the terms of the Warrant Indenture.

PRIOR SALES

For the 12-month period before the date of this short form prospectus, the Company issued the following common shares and securities convertible into common shares:

Date of Issuance	Aggregate Number and Type of Securities Issued	Price per Security
February 19, 2008	5,000 Common Shares	$2.07
February 20, 2008	30,000 Common Shares	$1.62
February 21, 2008	60,000 Common Shares	$1.62
February 21, 2008	10,000 Common Shares	$2.07
February 21, 2008	5,000 Common Shares	$2.45
February 21, 2008	5,000 Common Shares	$2.68
February 22, 2008	33,000 Common Shares	$2.07
February 27, 2008	40,000 Common Shares	$1.62
March 12, 2008	67,570 Common Shares	ZAR12.90
March 13, 2008	80,000 Common Shares	$2.45
March 14, 2008	20,000 Common Shares	$1.62
March 14, 2008	20,000 Common Shares	$2.45
March 25, 2008	30,000 Common Shares	$2.68
March 28, 2008	312,459 Common Shares	ZAR12.90
April 1, 2008	6,613,636 Common Shares	$3.46
April 3, 2008	20,000 Common Shares	$2.68
April 11, 2008	25,000 Common Shares	ZAR12.90
April 18, 2008	94,081 Common Shares	ZAR12.90
April 21, 2008	10,000 Common Shares	$1.62
April 30, 2008	499,780 Common Shares	ZAR12.90
May 15, 2008	10,000 Common Shares	$2.68
May 20, 2008	110,000 Common Shares	$2.07
May 21, 2008	7,500 Common Shares	$2.45
May 23, 2008	16,667 Common Shares	$2.68

Date of Issuance	Aggregate Number and Type of Securities Issued		Price per Security
June 11, 2008	25,000 Common Shares		$2.68
June 30, 2008	33,333 Common Shares		$3.00
July 2, 2008	50,000 Common Shares		$2.24
July 2, 2008	66,666 Common Shares		$2.77
July 2, 2008	58,000 Common Shares		$2.68
July 3, 2008	66,666 Common Shares		$2.77
July 3, 2008	50,000 Common Shares		$2.24
July 3, 2008	50,000 Common Shares		$2.68
July 10, 2008	16,666 Common Shares		$3.00
July 14, 2008	7,500 Common Shares		$3.68
July 15, 2008	16,666 Common Shares		$2.77
July 15, 2008	75,000 Common Shares		$1.62
July 15, 2008	124,000 Common Shares		$2.07
July 15, 2008	80,000 Common Shares		$2.45
July 15, 2008	24,666 Common Shares		$2.68
July 15, 2008	49,000 Common Shares		$3.00
July 16, 2008	10,000 Common Shares		$2.68
July 17, 2008	200,000 Common Shares		$1.62
July 17, 2008	25,000 Common Shares		$2.07
July 17, 2008	66,667 Common Shares		$2.77
July 17, 2008	22,222 Common Shares		$3.00
July 22, 2008	22,041 Common Shares		$3.49
July 25, 2008	125,000 Common Shares		$1.62
July 28, 2008	3,000 Common Shares		$2.45
July 31, 2008	1,862,354 Common Shares		$3.57
July 31, 2008	10,000 Common Shares		$2.68
October 1, 2008	13,333 Warrants		$2.01
December 12, 2008	51,500 Units	(1)	$1,245.20	(2)
February 6, 2009	1,951,800 Common Shares		$1.32

(1)

Each Unit consists of one senior secured note in the principal amount of U.S. $1,000 (Cdn. $1,245.20) and 350 share purchase warrants. Each warrant entitles the holder thereof to purchase one common share in the capital of the Company at a price of $1.80 per share on or before December 12, 2011.

(2)	Based on Bank of Canada noon rate as at December 12, 2008 (U.S.$1.00 = CDN.$1.2452).

TRADING PRICE AND VOLUME

The Company’s Common Shares are listed on the TSX, the NAE and the JSE under the trading symbol “GBG”.  The following tables set forth information relating to the trading of the Common Shares on the TSX, NAE and JSE for the months indicated.

	TSX Price Range
Month	High	Low	Total Volume
March 2008	3.83	3.15	20,317,200
April 2008	3.75	2.90	13,248,900
May 2008	3.67	2.92	11,126,400
June 2008	3.59	3.10	8,611,600
July 2008	3.73	3.31	11,587,200
August 2008	3.65	2.46	10,337,700
September 2008	2.83	1.48	14,961,500
October 2008	2.18	0.91	20,827,300
November 2008	1.62	0.99	12,183,900
December 2008	1.79	0.95	19,985,100
January 2009	1.72	1.23	9,382,100
February 1 to 20, 2009	2.38	1.51	15,243,872

	NAE Price Range
Month	High	Low	Total Volume
March 2008	3.85	3.30	18,716,700
April 2008	3.70	2.84	11,809,400
May 2008	3.73	2.86	8,290,800
June 2008	3.50	3.06	7,698,400
July 2008	3.72	3.25	9,095,400
August 2008	3.58	2.32	10,380,200
September 2008	2.64	1.37	21,532,100
October 2008	2.07	0.76	21,546,400
November 2008	1.40	0.76	13,263,900
December 2008	1.50	0.73	16,978,700
January 2009	1.40	0.97	19,673,800
February 1 to 20, 2009	1.90	1.23	24,518,673

	JSE Price Range
Month	High	Low	Total Volume
March 2008	30.50	24.50	1,502,932
April 2008	28.50	22.25	1,125,263
May 2008	28.00	22.50	285,072
June 2008	27.50	24.50	982,551
July 2008	28.49	24.00	1,462,776
August 2008	25.99	18.50	227,041
September 2008	20.00	12.00	313,580
October 2008	17.00	8.34	532,647
November 2008	13.05	8.50	550,143
December 2008	12.83	8.10	184,414
January 2009	14.00	10.00	861,031
February 1 to 20, 2009	18.90	11.50	526,512

RISK FACTORS

There are a number of risks that may have a material and adverse impact on the future operating and financial performance of Great Basin and could cause the Company’s operating and financial performance to differ materially from the estimates described in forward-looking statements relating to the Company. These include widespread risks associated with any form of business and specific risks associated with Great Basin’s business and its involvement in the gold exploration and development industry.

An investment in the securities of Great Basin is considered speculative and involves a high degree of risk due to, among other things, the nature of Great Basin’s business and the present stage of its development. A prospective investor should carefully consider the risk factors set out below along with the other matters set out or incorporated by reference in this short form prospectus. The operations of the Company are speculative due to the high risk nature of its business which is the operation, exploration and development of mineral properties. The Company has identified the following non-exhaustive list of inherent risks and uncertainties that it considers to be relevant to its operations and business plans. In addition to information set out elsewhere in this short form prospectus and contained in the Company’s annual information form dated March 31, 2008, as amended December 2, 2008, for the financial year ended December 31, 2007, which is incorporated by reference into this short form prospectus, investors should carefully consider the following risk factors. Such risk factors could materially affect the Company’s future operating results and could cause actual events to differ materially from those described in forward-looking statements relating to the Company.

General Mining Risks

There is no assurance that our mineral resources will ever be classified as reserves under the disclosure standards of the SEC

The mineralized material at our properties is currently classified as a measured and indicated resource, and a portion of it qualifies under Canadian mining disclosure standards as a proven and probable reserve, but no part of any of our properties’ mineralization is yet considered to be a reserve under United States mining standards, among other considerations, as all necessary mining permits would be required to be on hand or issuance imminent in order to classify the project’s mineralized material as an economically exploitable reserve.

The exploration for and development of mineral deposits involves significant risks

Mineral resource exploration is a speculative business and involves a high degree of risk. We have completed feasibility studies which outline mineral reserves at both the Burnstone Property and the Hollister Property under NI 43-101. The exploration for and development of mineral deposits involves significant risks, which even a combination of careful evaluation, experience and knowledge may not eliminate. Although the discovery of an ore body may result in substantial rewards, few explored properties are ultimately developed into producing mines. Significant expenditures may be required to locate and establish ore reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that the current exploration programs planned by us will result in a profitable commercial mining operation. Significant capital investment is required to achieve commercial production from successful exploration efforts.

The commercial viability of a mineral deposit is dependent upon a number of factors. These include deposit attributes such as size, grade and proximity to infrastructure, current and future metal prices (which can be cyclical), and government regulations, including those relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and necessary supplies and environmental protection. The complete effect of these factors, either alone or in combination, cannot be entirely predicted, and their impact may result in us not receiving an adequate return on invested capital.

The figures for mineral reserves and resources included herein are estimates and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized. Market fluctuations and the prices of metals may render resources uneconomic. Moreover, short-term operating factors relating to the mineral deposits, such as the need for orderly development of the deposits or the processing of new or different grades of ore, may cause a mining operation to be unprofitable in any particular accounting period.  In addition, we may not be able to secure drilling contractors, rigs and personnel during our desired time periods and at our expected costs.

The estimates of mineral resources is a subjective process, the accuracy of which is a function of the quantity and quality of available data and the assumptions made and judgment used in the engineering and geological interpretation, which may prove un-reliable, and may be subject to revision based on various factors.

The Company intends to review and optimize the estimation methodology used to estimate grade and tonnage at the Hollister Property in order to assist in the application of the resource model to mine planning.  The Company’s ongoing drilling at the Hollister Property will impact the results of this review.  The Company is unable to predict whether this review and optimization process will result in a significant change to the size or grade of the estimates contained in the 2009 Hollister Report.

No History of Mining Operations or Profitability

The Company’s properties are in the exploration and development stages. The future development of any properties found to be economically feasible will require board approval, the construction and operation of mines, processing plants and related infrastructure. As a result, Great Basin is subject to all of the risks associated with establishing new mining operations and business enterprises including: the timing and cost, which can be considerable, of the construction of mining and processing facilities; the availability and costs of skilled labour and mining equipment; the availability and costs of appropriate smelting and/or refining arrangements; the need to obtain necessary environmental and other governmental approvals and permits, and the timing of those approvals and permits; and, the availability of funds to finance construction and development activities. It is common in new mining operations to experience unexpected problems and delays during construction, development, and mine start-up. Such operations are subject to all the hazards and risks normally encountered in the exploration for, and development and production of gold and other precious or base metals, including unusual and unexpected geologic formations, seismic activity, rock bursts, fires, cave-ins, flooding and other conditions involved in the drilling and removal of material as well as industrial accidents, labour force disruptions, fall of ground accidents in underground operations, and force majeure factors, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to person or property, environmental damage, delays, increased production costs, monetary losses and possible legal liability. Milling operations are subject to hazards such as equipment failure or failure of retaining dams around tailings disposal areas, which may result in environmental pollution and consequent liability.  In addition, delays in the commencement of mineral production often occur. Accordingly, there are no assurances that the Company’s activities will result in profitable mining operations or that the Company will successfully establish mining operations or profitably produce metals at any of its properties.

Uncertainty of Acquiring Additional Commercially Mineable Mineral Rights

Most exploration projects do not result in the discovery of commercially mineable ore deposits and no assurance can be given that any anticipated level of recovery of ore reserves will be realized or that any identified mineral deposit will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited. Estimates of reserves, resources, mineral deposits and production costs can also be affected by such factors as environmental permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Material changes in ore reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project.

The Company’s future growth and productivity will depend, in part, on its ability to identify and acquire additional commercially mineable mineral rights, and on the costs and results of continued exploration and development programs. Mineral exploration is highly speculative in nature and is frequently non-productive. Substantial expenditures are required to: establish ore reserves through drilling and metallurgical and other testing techniques; determine metal content and metallurgical recovery processes to extract metal from the ore; and construct, renovate or expand mining and processing facilities.

In addition, if the Company discovers ore, it would take several years from the initial phases of exploration until production is possible. During this time, the economic feasibility of production may change. As a result of these uncertainties, there can be no assurance that the Company will successfully acquire additional commercially mineable (or viable) mineral rights.

Government Regulation

Great Basin’s mineral exploration and planned development activities are subject to various laws governing prospecting, mining, development, production, taxes, labour standards and occupational health, mine, safety, toxic substances, land use, water use, land claims of local people and other matters. Although Great Basin’s exploration and development activities are currently carried out in accordance with all applicable rules and regulations, no assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail development.

Many of Great Basin’s mineral rights and interests are subject to government approvals, licenses and permits. Such approvals, licenses and permits for the Burnstone Property are, as a practical matter, subject to the discretion of the South African government. No assurance can be given that Great Basin will be successful in maintaining any or all of the various approvals, licenses and permits in full force and effect without modification or revocation. To the extent such approvals are not maintained, Great Basin may be delayed, curtailed or prohibited from continuing or proceeding with planned exploration or development of mineral properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be delayed or curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

New laws and regulations or amendments to current laws and regulations governing operations or more stringent implementation thereof could have a substantial adverse impact on Great Basin and cause increases in exploration expenses, capital expenditures or require abandonment or delays in development of mineral interests.

A substantial or extended decline in gold prices would have a material adverse effect on our business

Our business is dependent on the price of gold, which is affected by numerous factors beyond our control. Factors tending to put downward pressure on the price of gold include:

•                  sales or leasing of gold by governments and central banks;

•                  strengthening of the US dollar;

•                  global or regional recession or reduced economic activity;

•                  speculative trading;

•                  decreased demand for industrial uses, use in jewellery or investment;

•                  high supply of gold from production, disinvestment and scrap;

•                  interest rates;

•                  sales by gold producers in forward transactions and other hedging;

•                  the production and cost levels for gold in major gold-producing nations; and

•                  the cost level (in local currencies) for gold in major consuming nations.

Any drop in the price of gold would adversely impact our future revenues, profits and cash flows.  In addition, sustained low gold prices can:

•                  reduce revenues further by production cutbacks due to cessation of the mining of deposits or portions of deposits that have become uneconomic at the then-prevailing gold price;

•                  halt or delay the development of new projects; and

•                  reduce funds available for exploration, with the result that depleted minerals are not replaced.

If gold prices were to decline significantly for an extended period of time, we might be unable to continue with the exploration and development of our properties or fulfill our obligations under our agreements or under our permits or licenses. As a result, we could lose our interest in or be forced to sell some of our properties.

Although we have no reason to believe that the existence and extent of any of our properties is in doubt, title to mining properties is often subject to potential claims by third parties claiming an interest in them

Our mineral properties may be subject to previous unregistered agreements or transfers, and title may be affected by undetected defects or changes in mineral tenure laws. Our mineral interests consist of mineral claims and new order mining rights, which have not been surveyed, and therefore, the precise area and location of such claims or rights may be in doubt. The failure to comply with all applicable laws and regulations, including the failure to pay taxes, complete filings and other necessary applications or to carry out and file assessment work, may invalidate title to portions of the properties where our mineral rights are held.

We are not able to obtain insurance for many of the risks that we face

In the course of exploration, development and production of mineral properties, a variety of risks and, in particular, unexpected or unusual geological or operating conditions, may occur. It is not possible to fully insure against many of the risks, and we may decide not to take out insurance against such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in an increase in costs and a decline in the value of our securities.

We are not insured against environmental risks. Insurance against environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products resulting from exploration and production) is not generally available to companies in the mineral exploration and mining industry.  Management periodically evaluates the cost and coverage of the insurance that is available against certain environmental risks to determine if it would be appropriate to obtain such insurance. Without such insurance, and if we become subject to environmental liabilities, the payment of such liabilities would reduce or eliminate our available funds or could exceed the funds we have to pay such liabilities and result in bankruptcy. Should we be unable to fund fully the remedial cost of an environmental problem, we might be required to enter into interim compliance measures pending completion of the required remedy.

Risks More Specifically Relating to the Hollister Property

Risks associated with the 2009 Hollister Report

The 2009 Hollister Report prepared on the Hollister Property was prepared to document the results of a resource update reported in a news release dated June 18, 2008 and the current status of the HDB project.

The following are the principal risk factors and uncertainties which, in management’s opinion, are likely to most directly affect the ultimate feasibility of the Hollister Property.  The mineralized material at the Hollister Property is currently classified as a measured and indicated resource and a portion qualifies as proven and probable reserves under NI 43-101. Although final feasibility work has been done to confirm the mine design, mining methods and processing methods, construction and operation of the mine and processing facilities depend on securing environmental and other permits on a timely basis. Although costs, including design, procurement, construction and on-going operating costs and metal recoveries have been established at a level of detail required for a feasibility study, final costs could be materially different from those contained in the 2009 Hollister Report. There can be no assurance that infrastructure facilities can be developed on a timely and cost-effective basis. Energy risks include the potential for significant increases in the cost of fuel and electricity. Operating costs of the Esmeralda Mill are estimated not to exceed US$50 per ton, based on the advice of its previous owners, which the Company believes to be a reasonable number.  However, this figure can not be relied upon until test work is done.

The 2009 Hollister Report assumes specified, long-term price levels for gold of US$800/oz. The price of this metal has historically been volatile, and the Company has no control of or influence on its price, which is determined in international markets. There can be no assurance that the price of gold will remain at current levels or that it will not decline below the prices assumed in the 2009 Hollister Report. Prices for gold have been below the price ranges assumed in 2009 Hollister Report at times during the past ten years, and for extended periods of time. The development of the Hollister Property is dependent upon generating adequate cash flow to sustain the capital requirements.

Other general risks include those typical of very large construction projects, including the general uncertainties inherent in engineering and construction cost, the need to comply with generally increasing environmental obligations, and accommodation of local and community concerns.

Risks Associated with the Re-Commissioning of the Esmeralda Mill

The Company is in the process of re-commissioning the Esmeralda Mill.  While the Company expects the re-commissioning to be completed by the end of June, 2009, there can be no assurance that the Company will meet this target.  In addition, the Company has certain expectations with respect to performance of the Esmeralda Mill, but there can be no assurance that after the re-commissioning the Esmeralda Mill will perform to such expectations.  A delay in re-commissioning and lower-than-expected performance could impact the Company’s cash flow.

Risks Associated with the Environmental Impact Statement

The Company sought to have the Environmental Impact Assessment serve as the basis for its mining permitting application at the Hollister Property.  However, in December, 2008, the Company was advised that it would have to prepare an Environmental Impact Statement on the Hollister Property.  Preparing the Environmental Impact Statement is a more in-depth and involved process and as a consequence, there is greater uncertainty in respect of timing and requirements to successfully complete an Environmental Impact Statement.  Failure or delay to get an Environmental Impact Statement could materially hinder, delay or preclude the Company moving into production at the Hollister Property.

Permit restriction on production

At the Hollister Property, test mining and bulk sampling commenced during 2008.  The permitted production and processing offsite of ore at the Hollister Property is currently limited to 275,000 tons of ore per year in accordance with recent permitting received December 24, 2008.  In 2008, the Company recovered 80,305 oz gold equivalent from approximately 50,161 tons of ore generated at the Hollister Property.  If the Company fails to obtain and/or maintain in good standing the necessary permits to full production or exceeds the production restrictions on its current permitting, its trial mining and planned development activities could cease or be delayed.

We could incur substantial costs due to the environmental impact of our mining operations

The Company’s activities at the Hollister Property are subject to extensive federal, state and local laws and regulations governing environmental protection. We must obtain governmental permits and provide associated financial assurances to carry on certain activities. We are also subject to various reclamation-related conditions imposed under federal or state air, water quality and mine reclamation rules and permits.

Failure to comply with the appropriate environmental laws can lead to injunctions, damages, suspension or revocation of permits and the imposition of penalties. There can be no assurance that the Company has been or will at all times be in complete compliance with such laws or permits or that the cost of complying with current and future environmental laws and permits will not materially adversely affect our future cash flow and results of operations.

Changes in mining legislation could adversely affect our operations

The Bumpers-Rahall Bill, which aims to overhaul the General Mining Law of 1872, is currently being considered by the U.S. Congress. This Bill relates to hardrock mining on public lands.  This Bill may include a royalty on hardrock mining on public lands. Should this Bill be enacted into law, the royalty provisions, whether applicable to gross or net profits, could adversely affect continued mineral production at the Hollister Property.

Risks More Specifically Relating to South Africa and the Burnstone Property

General

A substantial part of our properties and operations are located in South Africa and are exposed to the political and economic risks relating to South Africa. These risks may include political and economic uncertainty and related currency fluctuations.

We are subject to exchange control regulations that may affect our ability to borrow funds and guarantee obligations of our subsidiary

South African law provides for exchange control regulations which restrict the export of capital by residents from the common monetary area, which includes South Africa. These regulations apply to transactions involving South African residents, including both natural persons and legal entities. These regulations also affect our ability to borrow funds from non-South African sources for use in South Africa and to repay these borrowings from South Africa and, in some cases, our ability to guarantee the obligations of subsidiaries with regard to these borrowings. Although the government has expressed an intention to gradually relax exchange control regulations with a view to ultimately eliminating exchange controls, there is no certainty that exchange control regulations will be reduced or eliminated.

Risks associated with the 2009 Burnstone Report

The 2009 Burnstone Report prepared on the Burnstone Property was prepared to support technical disclosure in a new release issued by the Company on February 10, 2009.

The following are the principal risk factors and uncertainties which, in management’s opinion, are likely to most directly affect the ultimate feasibility of the Burnstone Property. The mineralized material at the Burnstone Property is currently classified as a measured and indicated resource, and a portion of it qualifies under Canadian mining disclosure standards in NI 43-101 as a proven and probable reserve, but readers are cautioned that no part of the Burnstone Property’s mineralization is yet considered to be a reserve under SEC standards, as all necessary mining permits would be required to be in hand or issuance imminent in order to classify any part of the project’s mineralized material as an economically exploitable reserve under such standards.

Although final feasibility work has been done to confirm the mine design, mining methods and processing methods discussed in the 2009 Burnstone Report, construction and operation of the mine and processing facilities depend on securing environmental and other permits on a timely basis. Although costs, including design, procurement, construction and on-going operating costs and metal recoveries have been established at a level of detail required for a feasibility study, final costs could be materially different from those contained in the 2009 Burnstone Report. There can be no assurance that infrastructure facilities can be developed on a timely and cost-effective basis. Energy risks include the potential for significant increases in the cost of fuel and electricity.

The 2009 Burnstone Report assumes specified, long-term price levels for gold of US$800/oz. The price of this metal has historically been volatile, and the Company has no control of or influence on its price, which is determined in international markets. There can be no assurance that the price of gold will remain at current levels or that it will not decline below the prices assumed in the 2009 Burnstone Report. Prices for gold have been below the price ranges assumed in 2009 Burnstone Report at times during the past ten years, and for extended periods of time. The project will require major financing, including a combination of debt and equity financing. There can be no assurance that debt and/or equity financing will be available on acceptable terms.

Other general risks include those typical of very large construction projects, including the general uncertainties inherent in engineering and construction cost, the need to comply with generally increasing environmental obligations, and accommodation of local and community concerns. The economics of the Burnstone Property are sensitive to the US Dollar and South African Rand exchange rate, and this rate has been subject to large fluctuations in the last several years.

Changes in mining legislation could adversely affect our operations

Our business could be adversely affected by changes in government regulations relating to exploration, mining and the environment. In South Africa, in order to maintain security of tenure of our mineral properties, we are obliged to comply with the MPRDA, the associated regulations and the socio-economic scorecard. As a result of this new legislation, the South African government exercises control over the granting of prospecting and mining rights, beneficiation, mineral exports and taxation. Applications for prospecting and mining rights are required to demonstrate their eligibility based on their compliance with a number of black economic empowerment criteria. These include factors such as ownership, employment equity, human resources development and procurement policy.

Retention of prospecting and mining rights cannot be guaranteed

In South Africa, although we have successfully converted all of our old prospecting rights to new order prospecting rights, and obtained our mining right (effective February 2009), new order prospecting or mining rights may be suspended or cancelled where the DME, having followed the requisite procedures under the MPRDA, determines that the holder is in breach of the provisions of the MPRDA or the terms under which such new order prospecting or mining rights were granted. Similarly, rights could be suspended under related legislation in respect of health and safety and the environment, including where the mineral is not mined optimally in accordance with the relevant work programme. The MPRDA has also significantly increased the potential penalties and restrictive provisions relating to environmental management, environmental damage or pollution resulting from prospecting or mining activities.

Non-compliance with black economic empowerment (“BEE”) initiatives could affect our ability to secure mining rights

In South Africa, we are required to comply with local procurement, employment equity, ownership and other regulations which are designed to redress historical social and economic inequalities and ensure socioeconomic stability. We embrace and will participate in initiatives intended to redress historical social and economic inequalities. We consider these initiatives to be a strategic imperative and we recognize the risk of not pursuing them vigorously or of them not succeeding.

In October 2002, the government and representatives of South African mining companies and mineworkers’ unions reached broad agreement on the Mining Charter, designed to facilitate the participation of HDSAs in the country’s mining industry. Non-compliance with the provisions of the Mining Charter could lead to loss of mining and related rights.

The Mining Charter’s stated objectives include the:

•                  expansion of opportunities for persons disadvantaged by unfair discrimination under the previous political dispensation;

•                  expansion of the skills base of such persons;

•                  promotion of employment and advancement of the social and economic welfare of mining communities; and

•                  promotion of beneficiation within South Africa.

The Mining Charter requires mining companies to ensure that HDSAs hold at least 15% ownership of mining assets or equity in South Africa within five years and 26% ownership within 10 years from the effective date of the MPRDA. The Mining Charter further specifies that the mining industry is required to assist HDSAs in securing financing to fund their equity participation up to an amount of ZAR100 billion within the first five years after the implementation of the MPRDA. Beyond this ZAR100 billion commitment, the Mining Charter requires that participation of HDSAs should be increased towards the 26% target on a willing buyer — willing seller basis.

We are presently in compliance with BEE requirements, but we cannot be certain that we will continue to be in compliance with the BEE requirements, which theoretically can be changed by legislative acts of the South African government at any time. Other future events or circumstances could result in our non-compliance if, for example, our BEE partner disposes of a sufficient number of the approximately 19.94 million of our shares purchased by it, or if our BEE partner is diluted out of or otherwise loses its interest in such shares or in any interest it may acquire in our Southgold subsidiary.

We could incur substantial costs due to the environmental impact of our mining operations

Our operations are subject to South African environmental legislation and regulations, specifically the MPRDA and the National Environmental Management Act, 1998 (“NEMA”). Of these, the provisions of NEMA are particularly far-reaching, especially s.28 thereof, which states that every person who causes, has caused or may cause significant pollution or degradation of the environment must take reasonable steps to prevent such pollution or degradation from occurring, continuing or recurring, or in so far as such harm to the environment is authorised by law or cannot reasonably be avoided or stopped, to minimise and rectify such pollution or degradation of the environment. Some have speculated that Section 28 of NEMA may have introduced the principle of strict liability with respect to the causation of environmental impacts. The reach of the relevant provisions of NEMA, however, are still to be interpreted by the South African courts.

Under the MPRDA, companies that undertake mining activities must make financial provision for rehabilitation liabilities to the satisfaction of the DME, and directors of companies may be held jointly and severally liable for any unacceptable negative impact on the environment, including damages caused by the company which they represent.

Under the National Water Act, 1998, the owner of land and controllers or occupiers of land on which any activity or process is or was performed or undertaken or on which any situation exists that causes, has caused or is likely to cause the pollution of a water resource, must take all reasonable measures to prevent such pollution from occurring, continuing or recurring.

The Department of Environmental Affairs and Tourism and the Department of Water Affairs and Forestry may issue administrative directives to enforce the provisions of NEMA and the National Water Act to take specific anti-pollution measures, continue with those measures and/or to complete those measures.

Operations in South Africa are subject to risks including higher HIV/AIDS rates than those prevailing in North American and European jurisdictions

We are subject to the risks normally associated with the conduct of business in foreign countries. The occurrence of one or more of these risks could have a material and adverse effect on the viability of our affected foreign operations which in turn could have a material and adverse affect on our future cash flows, earnings, results of operations and financial condition.

Risks may include, among others, labour disputes, delays or invalidation of governmental orders and permits, corruption, uncertain political and economic environments, civil disturbances and terrorist actions, arbitrary changes in laws or policies, foreign taxation and exchange controls, opposition to mining from environmental or other non-governmental organizations or changes in the political attitude towards mining, limitations of foreign ownership, limitations on the repatriation of earnings, infrastructure limitations and increased financing costs. HIV/AIDS is also prevalent in South Africa. Some of our employees may have or could contract this potentially deadly virus. The prevalence of HIV/AIDS could cause lost employee man-hours and may make finding skilled labour more difficult. These risks may limit or disrupt our exploration activities or development of future mining operations, restrict the movement of funds, or result in expropriation without fair compensation.

The impact of the South African Royalty Bill is not presently known

In November 2008, the South African government published the Mineral and Petroleum Resources Royalty Bill, which provides that a royalty will be payable to the South African government for gold production at a percentage of revenues from the sale of refined gold.  Management has estimated the royalty payable on the Burnstone Property to be 4%.  It is uncertain when the Royalty Bill will come into force, in that the South African government has recently stated that the implementation of the royalties regime is to be deferred until 2010.

Actual infrastructure costs may increase from those reported in the 2009 Burnstone Report

Although costs, including design, procurement, construction and on-going operating costs and metal recoveries, have been established at a level of detail required for a feasibility study, these could be materially different from those contained in the 2009 Burnstone Report. There can be no assurance that these infrastructure facilities can be developed on a timely and cost-effective basis. Energy risks include the potential for significant increases in the cost of fuel and electricity.

We may be unable to obtain adequate financing on acceptable terms

The Burnstone Property will require major additional financing, most likely through a combination of debt and equity financing. Although interest rates are at historically low levels, there can be no assurance that debt and/or equity financing will be available at all or on acceptable terms.

Risks Relating to Financial Matters

The Company may be unable to repay the Notes

The Company undertook the Note Financing in December 2008 pursuant to which it may be requested by the holders to repay 120% of the principal amount of the Notes on November 12, 2010.  The Notes are secured against the Company’s Nevada assets, including the Hollister Property.  Should the Company be unable to repay the Notes when due, the Company could face legal action by the Note holders, or the Note holders could realize on the secured Nevada assets, resulting in a seizure of the some of the assets on the Hollister Property.

The Company may be unable to obtain necessary project financing on the Burnstone Property

The Company is presently negotiating to secure additional loan facilities in order to finance the Burnstone Property.  The draw down of the additional facilities will be subject to a number of conditions precedent.  If the Company is unable secure such financing or meet the conditions precedent in order to draw on the facilities, the Company will not have enough capital to move the Burnstone Property into production.  Alternative financing may be unavailable to the Company or may be available on less favourable terms.

Risks Related to Common Shares

Further equity financing may substantially dilute the interests of our shareholders.

We may require additional funds to fund our exploration and development programs and potential acquisitions. If we raise additional funding by issuing additional equity securities, such financing may substantially dilute the interests of our shareholders.

Our common shares may experience price and volume volatility and the market price for our common shares after this Offering may drop below the price you pay

In recent years, the securities markets have experienced a high level of price and volume volatility, and the market price of securities of many companies has experienced wide fluctuations, which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. There can be no assurance that such fluctuations will not affect the price of our securities, and the price may decline below their acquisition cost. As a result of this volatility, you may not be able to sell your securities at or above their acquisition cost.

Securities of mining companies have experienced substantial volatility in the past, and especially during the three months prior to this offering, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in the countries where we carry on business and globally, and market perceptions of the attractiveness of particular industries. The price of securities of the Company is also likely to be significantly affected by short-term changes in commodity prices, other precious metal prices or other mineral prices, currency exchange fluctuation and the political environment in the countries in which we do business and globally.

In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

We have a history of losses

We and our predecessor companies have an 18-year history of losses, and there can be no assurance that we will ever be profitable. We anticipate that we will retain future earnings and other cash resources for the future operation and development of our business. We have not paid dividends since incorporation, and we do not anticipate paying dividends in the foreseeable future. Payment of any future dividends is at the discretion of our board of directors after taking into account many factors including our operating results, financial condition and anticipated cash needs. As stated above, we have generated revenue in 2008 by way of processing ore that was recovered during development.  The total gross revenue for 2008 was US$27 million.

We have discretion in the use of the net proceeds from this offering

We currently intend to allocate the net proceeds we will receive from this offering as described under “Use of Proceeds” of this short form prospectus.  However, our management will have discretion in the actual application of the net proceeds, and we may elect to allocate proceeds differently from that described in “Use of Proceeds” if we believe it would be in our best interests to do so.  The failure by our management to apply these funds effectively could have a material adverse effect on our business.

A number of existing agreements provide for additional issuances of shares that would result in dilution to shareholders

We may issue additional common shares in the future pursuant to a number of existing agreements, including further issuances to Rusaf Gold Ltd. that are contingent on exploration success on Rusaf properties over the next two years.

Sales of substantial amounts of our securities may have an adverse effect on the market price of our securities

Sales of substantial amounts of our securities, or the availability of such securities for sale, could adversely affect the prevailing market prices for our securities. A decline in the market prices of our securities could impair our ability to raise additional capital through the sale of securities should we desire to do so.

We follow corporate governance requirements of Canadian corporate and securities laws

Non-Canadian residents holding our common shares should be aware that we follow the corporate governance requirements of applicable Canadian corporate and securities laws which may differ from corporate governance requirements under laws applicable in their place of residence. Accordingly, we do not comply with NAE corporate governance requirements under an exemption in the NAE rules that permits us to follow Canadian governance requirements except for the US requirements relating to the independence of the Audit Committee.

We believe that we are a PFIC for U.S. federal income tax purposes

We believe that we are a passive foreign investment company (a “PFIC”), for U.S. federal income tax purposes. This could result in material adverse U.S. federal income tax consequences for you if you are a U.S. holder of Common Shares or Warrants, including having gains realized on the sale of the Common Shares and Warrants treated as ordinary income rather than as capital gains, and having potentially punitive interest charges apply to those gains as well as certain other distributions by us. Further, certain non-corporate U.S. holders will not be eligible for the preferential tax rates on dividends paid by us.  For a more detailed discussion of the consequences of being classified as a PFIC, including a discussion at a qualified electing fund election and a mark-to-market election, which would mitigate certain of the adverse consequences described above, see “Material U.S. Federal Income Tax Considerations – Passive Foreign Investment Company Considerations”.

We urge you to consult your tax advisor with respect to the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership, and disposition of common shares and the exercise, disposition, and lapse of warrants, as may apply to your particular circumstances.

Risks relating to Global Economy

Recent market events and conditions, including disruptions in the international credit markets and other financial systems and the deterioration of global economic conditions, could impede the Company’s access to capital or increase its cost of capital. Since 2007, the U.S. credit markets experienced serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market and a decline in the value and credit quality of mortgage-backed securities. Other adverse events include delinquencies in non-mortgage consumer credit and a general decline in consumer confidence. These conditions worsened in 2008 and are continuing in 2009, contributing to reduced confidence in credit and financial markets around the world and the collapse of, and governmental intervention in, major financial institutions. Asset price volatility and solvency concerns have increased, and there has been less liquidity, a widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Notwithstanding various government actions, concerns about the general condition of the capital markets, financial instruments and financial institutions persist, and stock markets have declined substantially.

These market disruptions have had a significant material adverse impact on companies in many sectors of the economy and have limited their access to capital and credit. These disruptions could, among other things, make it more difficult for the Company to obtain, or increase the Company’s cost of obtaining, financing for its operations. Failure to raise capital when needed or on reasonable terms may have a material adverse effect on the Company’s business, financial condition and results of operations.

Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. If these factors continue, the Company’s operations could be adversely impacted and the trading price of the Common Shares may be adversely affected.

The Company is also exposed to liquidity risks in meeting its operating and capital expenditure requirements in instances where cash positions are unable to be maintained or appropriate financing is unavailable. These factors may impact the ability of the Company to obtain loans and other credit facilities in the future and on favourable terms. If these increased levels of volatility and market turmoil continue, the Company’s operations could be adversely impacted and the trading price of the Common Shares could be adversely affected.

Risks Relating to our Business and Operations

We cannot provide any assurances that we will be issued the necessary exploration and mining permits and licenses, or if issued that they will be renewed or that we can comply with the conditions imposed

Mineral resources are typically owned by their respective governments, and mineral exploration and mining activities may only be conducted by entities that have obtained or renewed exploration or mining permits and licenses in accordance with the relevant mining laws and regulations. No guarantee can be given that the necessary exploration and mining permits and licenses will be issued to us or, if they are issued, that they will be renewed, or that we will be in a position to comply with all conditions that are imposed.

Nearly all mining projects require government approval. There can be no certainty that these approvals will be granted to us in a timely manner, or at all.

Exploration and development projects are uncertain and consequently it is possible that actual cash operating costs and economic return will differ significantly from those estimated for a project prior to production

Mineral resource exploration and development is a highly speculative business, characterized by a number of significant risks including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits that, though present, are insufficient in quantity and quality to return a profit from production.

Development projects are subject to the completion of successful feasibility studies and environmental assessments, issuance of necessary governmental permits and receipt of adequate financing. They typically require a number of years and significant expenditures during the development phase before production is possible. The economic feasibility of development projects is based on many factors such as:

•                  estimation of reserves;

•                  anticipated metallurgical recoveries;

•                  environmental considerations and permitting;

•                  future gold prices; and

•                  anticipated capital and operating costs.

Our projects have no operating history upon which to base estimates of future cash operating costs.

Estimates of mineral resources and reserves and cash operating costs are, to a large extent, based upon the interpretation of geologic data obtained from drill holes and other sampling techniques, and feasibility studies which derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, estimated operating costs, anticipated climatic conditions and other factors. As a result, it is possible that actual cash operating costs and economic returns will differ significantly from those currently estimated for a project prior to production.

Any of the following events, among others, could affect the profitability or economic feasibility of a project:

•                  unanticipated changes in grade and tonnage of ore to be mined and processed;

•                  unanticipated adverse geotechnical conditions;

•                  incorrect data on which engineering assumptions are made;

•                  costs of constructing and operating a mine in a specific environment;

•                  availability and costs of processing and refining facilities;

•                  availability of economic sources of power;

•                  adequacy of water supply;

•                  adequate access to the site, including competing land uses (such as agriculture);

•                  unanticipated transportation costs;

•                  government regulations (including regulations regarding prices, royalties, duties, taxes, permitting, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);

•                  title claims, including aboriginal land claims;

•                  fluctuations in prices of precious metals; and

•                  accidents, labour actions and force majeure events.

It is not unusual in new mining operations to experience unexpected problems during the start-up phase, and delays often can occur in the commencement of production.

We cannot provide assurance that we have been or will be at all time in complete compliance with environmental, health and safety laws or that the cost of complying with current and future environmental, health and safety laws will not materially adversely affect our future cash flow, results of operations and financial condition

Our activities are subject to extensive federal, state and local laws and regulations governing environmental protection and employee health and safety. We must obtain governmental permits and provide associated financial assurance to carry on certain activities. We are also subject to various reclamation-related conditions imposed under federal or state air, water quality and mine reclamation rules and permits.

Failure to comply with applicable environmental, health and safety laws can result in injunctions, damages, suspension or revocation of permits and imposition of penalties. There can be no assurance that we have been or will be at all time in complete compliance with such laws or permits or that the costs of complying with current and future environmental, health and safety laws and permits will not materially adversely affect our future cash flow, results of operations and financial condition.

We compete with other companies with greater financial resources

We operate in a competitive industry and compete with other more well established companies which have greater financial resources than we do. We face strong competition from other mining companies in connection with exploration and the acquisition of properties producing, or capable of producing, base and precious metals. Many of these companies have greater financial resources, operational experience and technical capabilities than us. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

We are subject to litigation risks

All industries, including the mining industry, are subject to legal claims, with and without merit. We have in the past and may from time to time be involved in various routine legal proceedings although no such proceedings are currently ongoing. Further, defence and settlement costs can be substantial, even with respect to claims that have no merit.  Due to the inherent uncertainty of the litigation process, there can be no assurance that the resolution of any particular legal matter will not have material adverse effects on the Company’s future cash flow, results of operations or financial condition.

In recent years, communities and non-governmental organizations (“NGOs”) have become more vocal and active with respect to mining activities at or near their communities.  These parties may take actions such as road blockades, applications for injunctions seeking work stoppage and lawsuits for damages.  These actions can relate not only to current activities but also in respect of decades old mining activities by prior owners of subject mining properties.

Great Basin Resource Watch (“GBRW”), a non-profit non-governmental organization, has filed an appeal with the Nevada State Environmental Commission (“NSEC”) challenging the Nevada Department of Environmental Protection’s (“NDEP”) issuance of a water pollution control permit relating to the Hollister Property.  An informational meeting is scheduled with GBRW and NDEP on February 24, 2009, and a hearing with the NSEC will be scheduled should GBRW choose to continue with the appeal.  There can be no assurance that the challenge by the GBRW or other NGOs to this permit or other permits relating to our projects will not result in cancellation of such permits, and any such cancellation could have a material adverse impact on our future cash flow, results of operations and financial condition.

We are subject to fluctuations in currency exchange rates which could adversely affect our financial position and the results of our operations

We conduct business in currencies other than Canadian dollars. We maintain most of our working capital in Canadian dollars or Canadian dollar-denominated securities and convert our Canadian funds to foreign currencies, predominantly United States dollars and South African Rand as certain payment obligations become due.  Accordingly, we are subject to fluctuations in the rates of currency exchange between the Canadian dollar and these foreign currencies, and these fluctuations could materially affect our financial position and results of operations.

Our future revenues derived from gold sales will be in United States dollars. Of particular significance is the fact that our operations in South Africa, including costs relating to construction, services and materials, are almost entirely paid for in South African Rand. The South African Rand has historically devalued against the United States dollar. Strength in the South African Rand against the United States dollar, however, will negatively impact the potential profitability of our mining operations in South Africa. The South African Rand and United States dollar exchange rate has fluctuated significantly over the last few years.

If we fail to hire and retain our key personnel, it may have an adverse effect on our operations

We depend on a number of key personnel, the loss of any one of whom could have an adverse effect on our operations.

Our ability to manage growth effectively will require us to continue to implement and improve our management systems and to recruit and train new employees. We cannot assure that we will be successful in attracting and retraining skilled and experienced personnel.

Difficulties for Investors in Foreign Jurisdictions in Bringing Actions and Enforcing Judgments

The Company is organized under the laws of British Columbia and its principal executive office is located in the Republic of South Africa.  All of the Company’s officers and all but one of its directors, and all of the experts named in this short form prospectus, reside outside of the United States, and all or a substantial portion of their assets, and a portion of the Company’s assets, are located outside of the United States.  As a result, it may be difficult for investors in the United States or otherwise outside of Canada to bring an action against directors, officers or experts who are not resident in the United States or in other jurisdictions outside Canada.  It may also be difficult for an investor to enforce a judgment obtained in a United States court or a court of another jurisdiction of residence predicated upon the civil liability provisions of federal securities laws or other laws of the United States or any state thereof or the equivalent laws of other jurisdictions outside Canada against those persons or the Company.  Please refer to additional information under the heading “Enforceability of Civil Liabilities by U.S. Investors” in this short form prospectus.

The Company may fail to achieve and maintain the adequacy of internal control over financial reporting as per the requirements of the Sarbanes-Oxley Act

The Company documented and tested during its most recent fiscal year, its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”). SOX requires an annual assessment by management and an independent assessment by the Company’s independent auditors of the effectiveness of the Company’s internal control over financial reporting. The Company may fail to achieve and maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented, or amended from time to time, and the Company may not be able to ensure that it can conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404 of SOX. The Company’s failure to satisfy the requirements of Section 404 of SOX on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm the Company’s business and negatively impact the trading price of its common shares or market value of its other securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s operating results or cause it to fail to meet its reporting obligations.  There can be no assurance that the Company will be able to remediate material weaknesses, if any, identified in future periods, or maintain all of the controls necessary for continued compliance, and there can be no assurance that the Company will be able to retain sufficient skilled finance and accounting personnel, especially in light of the increased demand for such personnel among publicly traded companies. Future acquisitions of companies may provide the Company with challenges in implementing the required processes, procedures and controls in its acquired operations. Acquired companies may not have disclosure controls and procedures or internal control over financial reporting that are as thorough or effective as those required by securities laws currently applicable to the Company.

No evaluation can provide complete assurance that the Company’s internal control over financial reporting will detect or uncover all failures of persons within the Company to disclose material information otherwise required to be reported. The effectiveness of the Company’s controls and procedures could also be limited by simple errors or faulty judgments. In addition, as the Company continues to expand, the challenges involved in implementing appropriate internal controls over financial reporting will increase and will require that the Company continue to improve its internal controls over financial reporting. Although the Company intends to devote substantial time and incur costs, as necessary, to ensure ongoing compliance, the Company cannot be certain that it will be successful in complying with Section 404.

If any of the foregoing events, or other risk factor events not described herein occur, our business, financial condition or results of operations could suffer. In that event, the market price of our securities could decline and investors could lose all or part of their investment.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

General

In the opinion of Lang Michener LLP, counsel to Great Basin, and Fasken Martineau DuMoulin LLP, counsel to the Underwriters, the following is a general summary of the principal Canadian federal income tax considerations generally applicable to an investment in Common Shares and Warrants pursuant to this Offering.  This summary is based on the facts set out in this short form prospectus, the current provisions of the Income Tax Act (Canada)(the “Tax Act”), the regulations thereunder, all specific proposals to amend the Tax Act and the regulations publicly announced by the Government of Canada prior to the date hereof (the “Proposed Amendments”), and counsel’s understanding of the administrative and assessing practices of the Canada Revenue Agency (“CRA”).  This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not otherwise take into account any changes in law, whether by legislative, governmental or judicial action, nor does it take into account or consider any provincial, territorial or foreign income tax considerations.  The summary assumes that any Proposed Amendments will be enacted as proposed, although there can be no assurance that the Proposed Amendments will be enacted in their current form or at all.

This summary is applicable only to investors who acquire Units, Common Shares and Warrants (collectively, “Securities”) pursuant to this offering and who, for the purposes of the Tax Act and at all relevant times, (i) will hold such Securities as capital property, (ii) deal at arm’s length and are not affiliated with Great Basin, and (iii) do not use or hold, and are not deemed to use or hold, such Securities in, or in the course of, a business carried on in Canada.  Investors who meet all of the foregoing requirements are referred to as “Investor” or “Investors” in this summary, and this summary only addresses such Investors.  In addition, this summary does not extend to investors that are “financial institutions” or “specified financial institutions”, investors that have made a “functional currency election” under the Tax Act, or to any investor an interest in which would be a “tax shelter investment” (all as used for the purposes of the Tax Act), and does not extend to other special situations or circumstances, and all affected investors should consult their own tax advisors for advice.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares and Warrants (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars.  Amounts denominated in a foreign currency must be converted to an amount expressed in Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the day on which the amount first arose or such other rate of exchange as is acceptable to the CRA.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor.  Accordingly, all prospective investors are urged to consult their own tax advisors with respect to their particular circumstances.

Residents of Canada

Subject to the discussion under “General” above, this portion of the summary is applicable to an Investor (as defined above) who, for the purposes of the Tax Act and at all relevant times, is resident or is deemed to be resident solely in Canada.  Such Investors are referred to as “Resident Investor” or “Resident Investors” in this portion of the summary, and this portion of the summary only addresses such Resident Investors.

Allocation of Purchase Price

The purchase price of each Unit offered hereby must be allocated, on a reasonable basis, between the Common Share and the one-half of one Warrant acquired on the acquisition of the Unit in order to determine the respective cost of the Common Share and the fractional Warrant to the Resident Investor.

The portion of the purchase price of each Unit allocated to the Common Share and to the one —half of one Warrant, respectively, will become the Resident Investor’s acquisition cost thereof for purposes of the Tax Act.  These amounts must generally be averaged with the adjusted cost base of all other Common Shares and Warrants, respectively, held by the Resident Investor as capital property to determine the adjusted cost base of all such Common Shares and Warrants to the Resident Investor.

Exercise of Warrants

A Resident Investor will not realize a gain or a loss upon the exercise of a Warrant.  When a Warrant is exercised, the Resident Investor’s adjusted cost base of the Common Share acquired thereby will (subject to application of the averaging rules) be the aggregate of the Resident Investor’s adjusted cost base of the Warrant and the exercise price paid on the exercise of the Warrant.

Expiry of Warrants

The expiry of an unexercised Warrant will generally result in a capital loss to the Resident Investor equal to the adjusted cost base of the Warrant immediately prior to the expiry.  The tax treatment of capital losses is described in greater detail below under “Treatment of Capital Gains and Capital Losses”.

Disposition of Common Shares or Warrants

A disposition or a deemed disposition by a Resident Investor of a Common Share (other than to Great Basin), or of a Warrant (other than on the exercise thereof), will give rise to a capital gain (or a capital loss) in the taxation year of the disposition equal to the amount by which the proceeds of disposition of the Common Share or Warrant, as the case may be, net of any reasonable costs of disposition, exceed (or are less than, respectively) the Resident Investor’s adjusted cost base of the Common Share or Warrant, as the case may be.  The tax treatment of capital gains and capital losses is described in greater detail below under “Treatment of Capital Gains and Capital Losses”.

Treatment of Capital Gains and Capital Losses

In the year of disposition, a Resident Investor will be required to include one-half of the amount of any capital gain (a taxable capital gain) in income, and will be required to deduct one-half of the amount of any capital loss (an allowable capital loss) against any taxable capital gains realized by the Resident Investor.  Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.  A capital gain realized by a Resident Investor who is an individual (including certain trusts) may give rise to alternative minimum tax.  A “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional 6 2/3% tax (refundable in certain circumstances) on certain investment income, including taxable capital gains.

The amount of any capital loss realized on the disposition or deemed disposition of a Common Share by a Resident Investor that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on the Common Share to the extent and in the circumstances prescribed by the Tax Act.  Similar rules may apply where a Resident Investor that is a corporation is a member of a partnership or is a beneficiary of a trust that owns Common Shares, and where Common Shares are owned by a partnership or trust of which a partnership or trust is a partner or beneficiary.  Resident Investors to whom these rules may be relevant should consult their own tax advisors.

Dividends

Dividends received or deemed to have been received on Common Shares (if any) must be included in computing the Resident Investor’s income.  In the case of a Resident Investor who is an individual, such dividends will generally be subject to the gross-up and dividend tax credit rules applicable to dividends received from taxable

Canadian corporations.  No comment is made as to whether dividends on Common Shares will be eligible for the enhanced gross-up and dividend tax credit applicable to certain dividends under the Tax Act.  A Resident Investor that is a corporation will include dividends received or deemed to be received in computing its income and may also be entitled to deduct the amount of such dividends in computing the corporation’s taxable income, subject to all of the restrictions applicable under the Tax Act.  A Resident Investor that is a “private corporation”, as defined in the Tax Act, or any other corporation resident in Canada and controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will also generally be liable to pay a tax (refundable in certain circumstances) at the rate of 33 1/3% on dividends received (or deemed to have been received) on Common Shares to the extent such dividends are deductible in computing its taxable income.

Non-Residents of Canada

Subject to the discussion under “General above, this portion of the summary is applicable to an Investor (as defined above) who, for the purposes of the Tax Act and at all relevant times, is not and has never been resident or deemed to be resident in Canada, does not use or hold, and is not deemed to use or hold, Securities in, or in the course of, carrying on business in Canada, and is not an insurer who carries on an insurance business in Canada and elsewhere.  Non-resident Investors meeting all of the foregoing requirements are referred to as “Non-Resident Investor” or “Non-Resident Investors” in this portion of the summary, and this portion of the summary only addresses such Non-Resident Investors.

Allocation of the Purchase Price

A Non-Resident Investor will be required to allocate the purchase price of each Unit between the Common Share and the one-half of a Warrant in the same manner as described above under “Residents of Canada - Allocation of Purchase Price”.

Disposition of Common Shares and Warrants

A Non-Resident Investor will be subject to tax under the Tax Act in respect of a disposition of Common Shares only to the extent such Common Shares constitute “taxable Canadian property” for purposes of the Tax Act and the Non-Resident Investor is not afforded relief from such tax under an applicable income tax treaty (if any).  For example, in certain circumstances the provisions of the Canada-U.S. Tax Convention, 1980 (the “U.S. Tax Treaty”) may exempt gains on the disposition of Common Shares from taxation under the Tax Act for Non-Resident Investors who are residents of the U.S. for purposes of the U.S. Tax Treaty and who are fully entitled to the benefits of the U.S. Tax Treaty, and affected Non-Resident Investors should consult with their own advisors in this regard.

The Common Shares will not be taxable Canadian property at a particular time provided that: (i) the Common Shares are listed on a designated stock exchange at the particular time (which includes the TSX, Tiers 1 and 2); (ii) the Non-Resident Investor, persons with whom the Non-Resident Investor does not deal at arm’s length (within the meaning of the Tax Act), or the Non-Resident Investor together with such persons, did not own 25% or more of the issued shares of any class or series of shares of Great Basin at any time during the 60-month period preceding the particular time; and (iii) the Common Shares are not otherwise deemed under the Tax Act to be taxable Canadian property at the particular time.

A Non-Resident Investor will not be subject to tax under the Tax Act on the exercise of Warrants.  A disposition of Warrants (other than on the exercise thereof) will be subject to tax under the Tax Act only to the extent that such Warrants constitute “taxable Canadian property” for purposes of the Tax Act and the Non-Resident Investor is not afforded relief under an applicable income tax treaty (if any).

The Warrants will not be taxable Canadian property at a particular time provided that: (i) the Common Shares are listed on a designated stock exchange at the particular time (which includes the TSX, Tiers 1 and 2); (ii) the Warrants held by the Non-Resident Investor, together with any other options or rights held by the Non-Resident Investor to acquire shares of Great Basin, were not exercisable into 25% or more of the issued shares of any class or series of Great Basin at any time during the 60-month period preceding the particular time; and (iii) the Non-Resident Investor, persons with whom the Non-Resident Investor does not deal at arm’s length (within the meaning of the Tax Act), or the Non-Resident Investor together with such persons, did not own 25% or more of the issued shares of any class or series of Great Basin at any time during the 60-month period preceding the particular time.

A Non-Resident Investor who is subject to tax under the Tax Act on a disposition of Common Shares or Warrants will generally be required to compute such gains in the same manner described above under “Residents of Canada - Disposition of Common Shares or Warrants”.  Non-Resident Investors whose Common Shares or Warrants may constitute taxable Canadian property should consult their own tax advisors.

Dividends

Dividends paid or credited, or which are deemed to have been paid or credited, on the Common Shares will be subject to a Canadian non-resident withholding tax of 25%, subject to reduction of such rate under any applicable income tax treaty.  For example, Non-Resident Investors who are residents of the United States for the purposes of the U.S. Tax Treaty and who are fully entitled to the benefits of the U.S. Tax Treaty may generally take steps to have such rate of withholding reduced to 15% (or 5% if such Non-Resident Investor is a company that owns at least 10% of the voting stock of Great Basin).

Non-Resident Investors should consult their tax advisors with respect to the tax implications of acquiring Units pursuant to this offering in their country of residence and with respect to the application of any bilateral income tax treaty between Canada and that country.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, U.S. HOLDERS ARE HEREBY NOTIFIED THAT:  (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS SHORT FORM PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) THIS DISCUSSION WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS DISCUSSED IN THIS SHORT FORM PROSPECTUS; AND (C) EACH INVESTOR SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

In the opinion of Lane Powell PC, the following is a general summary, for information purposes only, of certain material U.S. federal income tax considerations that may be relevant to U.S. holders (as defined below) who acquire Common Shares and Warrants pursuant to this Offering and who will hold the Common Shares and Warrants acquired under this offering as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, which generally means property that is held for investment.  This summary does not take into account the individual facts and circumstances of any particular U.S. holder that may affect the U.S. federal income tax consequences to such U.S. holder.  This summary does not discuss or take into account any U.S. federal estate, gift, generation-skipping transfer tax or alternative minimum tax considerations nor any U.S. state or local tax considerations.

The following summary is based upon current provisions of the Code, currently applicable U.S. Treasury Regulations, or the Regulations, the current Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended, and judicial and administrative rulings as of the date hereof, collectively, U.S. Tax Law.  This summary is not binding upon the Internal Revenue Service, or the IRS, and no rulings have been or will be sought from the IRS regarding any matters discussed in this summary.  In that regard, there can be no assurance that one or more of the tax considerations described in this summary will not be challenged by the IRS or upheld by a U.S. court.  In addition, U.S. Tax Laws are subject to change at any time and any change could alter or modify the U.S. federal income tax consequences discussed herein in a material and adverse manner, possibly on a retroactive basis.

This summary does not address U.S. federal income tax considerations applicable to U.S. holders that may be subject to special tax rules, including, but not limited to:

•                  banks, financial institutions and insurance companies;

•                  real estate investment trusts, regulated investment companies or grantor trusts;

•                  tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•                  brokers, dealers and traders in securities;

•                  dealers in securities or currencies or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•                  persons who use common shares as security for a loan;

•                  persons that hold common shares as a part of a hedging, integrated or conversion transaction or a straddle, or as part of any other risk reduction transaction;

•                  persons who own, or are deemed to own, 10% or more, by voting power or value, of Great Basin’s common shares.

In particular, this discussion is directed only to U.S. holders.  A “U.S. holder” means a beneficial owner who will hold the Common Shares and Warrants acquired under this offering as capital assets, and for U.S. federal income tax purposes is or is classified as:

•                  a citizen or resident of the United States;

•                  a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•                  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•                  a trust if it (1) is subject to the primary supervision of a federal, state or local court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

A “non-U.S.  holder” means a beneficial owner of the Common Shares and Warrants acquired under this offering that is not a U.S. holder.  Each non-U.S. holder should consult its tax adviser.

A U.S. holder will not include a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.  If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Great Basin’s Common Shares and Warrants acquired under this Offering, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership.  Each such partnership or partner should consult its tax adviser.

Each U.S. holder should consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership, and disposition of Common Shares under this Offering and the exercise, disposition, and lapse of Warrants under this Offering, as may apply to a U.S. Holder’s particular circumstances.  Anything contained in this summary is not intended or written to be used, and it cannot be used by a U.S. holder, for the purpose of avoiding U.S. federal income tax penalties under the Code.

Passive Foreign Investment Company Considerations

Great Basin is organized and operated as a publicly-traded company, none of the owners of which have unlimited liability pursuant to federal or provincial law.  Accordingly, under the Code, Great Basin is taxable as a corporation for U.S. federal income tax purposes.

A non-U.S. corporation will be classified as a “passive foreign investment company”, or a PFIC, for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through and related person rules, (i) 75% or more of its gross income for such taxable year is passive income or (ii) on average, 50% or more of the assets held by it either produce passive income or are held for the production of passive income, based on the fair market value of such assets.  “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.  Among other special rules, income from working capital, such as interest, generally is considered passive income and cash deposited in a bank account is generally an asset held for the production of passive income.

Based on Great Basin’s income, assets and business to date, we believe that Great Basin is classified for U.S. federal income tax purposes as a PFIC and that it will continue to be classified as a PFIC for subsequent taxable years.  However, Great Basin’s status in future years will depend on its assets and activities in those years.  Each U.S. holder should consult its tax advisor regarding whether Great Basin is classified as a PFIC for any taxable year.

PFIC Special Tax Regime

In general, under the PFIC rules, unless a U.S. holder of common shares makes an election to treat Great Basin and each Subsidiary PFIC (as defined below) as a “qualified electing fund”, or a QEF, or makes a mark-to-market election with respect to its common stock (see below), a special tax regime will apply to both (i) any “excess distribution” received with respect to the Common Shares (generally, the U.S. holder’s ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by the U.S. holder in the shorter of the three preceding years or the U.S. holder’s holding period) and (ii) any gain realized on the sale or other disposition of the Common Shares.  Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to U.S. federal income tax as if (i) the excess distribution or gain had been realized ratably over the U.S. holder’s holding period, (ii) the amount deemed realized had been subject to tax in each year of that holding period at the highest marginal rate in effect for such year, and (iii) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in each such year.  The sum of the taxes and interest calculated for all years will be an addition to the tax for the year in which the sale or disposition of the Common Shares occurs.  A U.S. holder that is not a corporation must treat the interest as non-deductible personal interest.

Distributions and Dispositions

General U.S. federal income tax rules, not the PFIC Special Tax Regime, apply to distributions that are not treated as excess distributions.  Under these general rules, a U.S. holder of common shares that receives a distribution, including a constructive distribution, that is paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution).  The dividends will be included in gross income as ordinary income and generally will not be eligible for the dividends received deduction allowed to a corporate U.S. holder.  To the extent that such a non-excess distribution exceeds current and accumulated earnings and profits, such distribution will be treated (i) first, as a tax-free return of capital to the extent of a U.S. holder’s tax basis in the common shares and, (ii) thereafter, as capital gain from the sale or exchange of such common shares (subject to the treatment of such gain under the PFIC Special Tax Regime described above and the QEF and Mark-to-Market rules discussed below).

The amount of a distribution paid to a U.S. holder in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt.  A U.S. holder that does not convert foreign currency received as a distribution into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt.  Such a U.S. holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

A U.S. holder that pays (whether directly or through withholding) Canadian income tax with respect to distributions by Great Basin generally may be entitled, at the election of such U.S. holder, to receive either a deduction or a credit for such Canadian income tax paid.   Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. holder’s U.S. federal income tax liability that such U.S. holder’s “foreign source” taxable income bears to such U.S. holder’s worldwide taxable income.  In applying this limitation, a U.S. holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source”.  Generally, dividends paid by a foreign corporation are treated as foreign source for this purpose and gains recognized on a sale of stock of a foreign corporation by a U.S. holder should be U.S. source, except as otherwise provided in an applicable income tax  treaty and if an election is properly made under the Code.  The Canada-United States Income Tax Convention provides for tax credits for Canadian taxes incurred with respect to gains in accordance with the limitations under the Code.  However, the amount of a distribution with respect to the common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, potentially resulting in a reduced foreign tax credit allowance to a U.S. holder.  In addition, this limitation is calculated separately with respect to specific categories of income.  The foreign tax credit rules are complex, and each U.S. holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

In general, a U.S. holder of common shares will recognize gain or loss upon the sale or exchange of such shares equal to the difference between the amount realized and such holder’s adjusted tax basis (as calculated for U.S. federal income tax purposes) in the common shares, as determined in U.S. dollars.  The initial tax basis of a U.S. holder should equal the amount paid for the common shares, as determined in U.S. dollars.  Subject to the discussions under “QEF Election” and “Mark-to -Market Election” below, any gain from the disposition of the common shares will be taxable as ordinary income under the PFIC Special Tax Regime described above.

A U.S. holder should not recognize gain or loss on the exercise of a common share purchase warrant and related receipt of a common share (except if cash is received in lieu of the issuance of a fractional common share).  A U.S. holder’s initial tax basis in the common share received on the exercise of a common share purchase warrant should be equal to the sum of (i) such U.S. holder’s tax basis in the warrant plus (ii) the exercise price paid by such U.S. holder on the exercise of such warrant.  A U.S. holder’s holding period for the common share received on the exercise of a common share purchase warrant should begin on the date that such warrant is exercised by such U.S. holder.  Upon the lapse or expiration of a common share purchase warrant, a U.S. holder generally will recognize a capital loss in an amount equal to such U.S. holder’s tax basis in the warrant.

A U.S. holder will recognize gain or loss on the sale or other taxable disposition of a common share purchase warrant in an amount equal to the difference between the amount realized and such holder’s adjusted tax basis in the warrant.  Any gain will be ordinary income and will be subject to tax as gain derived from the sale of stock in a PFIC, as discussed above.  Any loss will be treated as a capital loss.

QEF Election

A U.S. holder of common shares that makes a QEF election will be subject to U.S. federal income tax on such U.S. holder’s pro rata share of (i) Great Basin’s net capital gain, which will be taxed as long-term capital gain to such U.S. holder, and (ii) Great Basin’s ordinary earnings, which will be taxed as ordinary income to such U.S. holder, regardless of whether such amounts are actually distributed to such U.S. holder.  However, a U.S. holder that makes a QEF election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge.  If such U.S. holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.  Great Basin intends to timely supply U.S. holders with the information (which may be significant) needed for such U.S. holders to comply with the requirements of their QEF elections.

A U.S. holder of common shares that makes a QEF election generally (i) may receive a tax-free distribution from Great Basin to the extent that such distribution represents Great Basin’s “earnings and profits” that were previously included in income by the U.S. holder because of such QEF election and (ii) will adjust such U.S.

holder’s tax basis in the common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF election.  In addition, for U.S. federal income tax purposes, a U.S. holder that makes a QEF election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares.

Under applicable Regulations, a person that holds an option, warrant, or other right to acquire shares of a PFIC may not make a QEF election that will apply to either (i) the option, warrant, or other right or (ii) the shares of the PFIC subject to the option, warrant, or other right.  In addition, under such Regulations, if a person holds an option, warrant, or other right to acquire shares of a PFIC, the holding period with respect to the shares of the PFIC acquired on the exercise of such option, warrant, or other right will include the period that the option, warrant, or other right was held.  Accordingly, a U.S. holder of common share purchase warrants may not make a QEF election that will apply to either the warrants or the common shares subject to the warrants.

The general effect of this special rule is that (i) excess distributions paid on common shares acquired on exercise of common share purchase warrants, and gains recognized on the sale or other disposition of common shares acquired on exercise of common share purchase warrants, will be spread over a U.S. holder’s entire holding period for such warrants and common shares (pursuant to the PFIC Special Tax Regime discussed above) and (ii) if a U.S. holder makes a QEF election on the exercise of the common share purchase warrants and receipt of the common shares, that election generally will not be a timely QEF election with respect to such common shares (and the PFIC Special Tax Regime discussed above will continue to apply).  It appears, however, that a U.S. holder receiving common shares on the exercise of the common share purchase warrants should be eligible to make an effective QEF election as of the first day of the taxable year of such U.S. holder beginning after the receipt of such common shares if such U.S. holder also makes an election to recognize gain (which will be taxed under the PFIC Special Tax Regime discussed above) as if such common shares were sold on such date at fair market value.  In addition, gain recognized on the sale or other disposition (other than by exercise) of the common share purchase warrants by a U.S. holder will be subject to the PFIC Special Tax Regime discussed above.  Each U.S. holder should consult its tax advisor regarding the application of the PFIC rules to the common share purchase warrants and the common shares received on exercise of the warrants.

Mark-to-Market Election

A U.S. holder may make a mark-to-market election only if the common shares are marketable stock.  Common shares generally will be “marketable stock” if the common shares are regularly traded on a qualified exchange or other market.  Great Basin’s common shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of common shares are traded on a qualified exchange on at least 15 days during each calendar quarter.  A “qualified exchange” includes any national securities exchange that is registered with the Securities Exchange Commission or the national market system established pursuant to section 11A of the Exchange Act.

If a U.S. holder makes the mark-to-market election, for each year in which Great Basin is a PFIC, the U.S. holder generally will include as ordinary income the excess, if any, of the fair market value of the common shares at the end of the taxable year over their adjusted tax basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted tax basis of the common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election).  If a U.S. holder makes the mark-to-market election, the holder’s tax basis in the common shares will be adjusted to reflect any such income or loss amounts.  Any gain recognized on the sale or other disposition of the common shares will be treated as ordinary income and any loss recognized on such sale or disposition would be ordinary loss (to the extent such loss does not exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior  taxable years, and any excess loss not  treated as ordinary would be treated as capital loss).  Although a U.S. holder may be eligible to make a mark-to-market election with respect to Great Basin’s common shares, no such election may be made with respect to the stock of any Subsidiary PFIC (as defined below) that such U.S. holder is treated as owning, because such stock is not marketable.  Further, because Regulations have not yet been issued treating warrants as marketable stock, no mark-to-market election may be made with respect to Great Basin’s common share purchase warrants.  Hence, the mark-to-market election may not be effective to eliminate the interest charge described above with respect to common share purchase warrants.

PFIC Subsidiaries

If Great Basin owns shares of another foreign corporation that also is a PFIC, or a Subsidiary PFIC, under certain indirect ownership rules, a disposition of the shares of such other foreign corporation or a distribution received from such other foreign corporation generally will be treated as an indirect disposition by a U.S. holder or an indirect distribution received by a U.S. holder, subject to the rules discussed above.  To the extent that gain recognized on the actual disposition by a U.S. holder of the common shares or income recognized by a U.S. holder on an actual distribution received on the common shares was previously subject to U.S. federal income tax under these indirect ownership rules, such amount generally should not be subject to U.S. federal income tax

The PFIC rules are complex and certain other additional adverse rules may apply to a U.S. holder.  Each U.S. holder should consult its tax advisor regarding application and operation of the PFIC rules, including the availability and advisability of, and procedure for, making the QEF election and mark-to-market election.

Backup Withholding

Great Basin may be required in certain circumstances to withhold U.S. federal income tax (called “backup withholding”) on certain payments paid to non-corporate holders of shares who are not “exempt recipients” and who fail to provide their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications (generally on a Form W-9), or who are otherwise subject to backup withholding.  Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients.  Backup withholding is not an additional tax.  Any amounts withheld from payments made to such a U.S. holder may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Information Filing

Each U.S. holder generally must file IRS Form 8621 reporting distributions received and gain realized with respect to each PFIC in which the U.S. holder holds a direct or indirect interest.  Each U.S. holder should consult its tax advisor regarding this and any other applicable information or other reporting requirements.

Each U.S. holder should consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership, and disposition of common shares under this offering and the exercise, disposition, and lapse of common share purchase warrants under this offering, as may apply to a U.S. Holder’s particular circumstances.  Anything contained in this summary is not intended or written to be used, and it cannot be used by a U.S. holder, for the purpose of avoiding U.S. federal income tax penalties under the Code.

INTERESTS OF EXPERTS

To the extent not disclosed in our annual information form, the following is a list of the persons or companies named as having prepared or certified a statement, report or valuation, in the prospectus either directly or in a document incorporated by reference and whose profession or business gives authority to the statement, report or valuation made by the person or company:

(a)                                  Johan Oelofse, Pr. Eng., FSAIMM, Deon van der Heever, Pr. Sc. Nat. SACNASP, and Phil Bentley, Pr. Sci. Nat. SACNASP are the qualified persons who co-authored “Technical Report Update on the 2007 Feasibility Study and Mineral Resources for the Hollister Development Block Gold Project, Elko County, Nevada” dated February 18, 2009;

(b)                                 Johan Oelofse, Pr. Eng., FSAIMM, Deon van der Heever, Pr. Sc. Nat. SACNASP, and Phil Bentley, Pr. Sci. Nat. SACNASP, prepared the “Update of the June 21, 2007 Hollister Feasibility Update (2007 Burnstone OFS), Inclusive of Updated Mineral Resource and Reserve Estimates for the Burnstone Gold Project” dated February 16, 2009; and

(c)                                  Peter Cain, PhD., P.Eng., “Technical Report on the Feasibility Study for the Hollister Development Black Gold Project, Elko County, Nevada” dated September 9, 2007.

To our knowledge, none of these entities or individuals holds, directly or indirectly, more than 1% of our issued and outstanding common shares.

Based on information provided by the relevant persons, and except as otherwise disclosed in this short form prospectus, none of the persons or companies referred to above has received or will receive any direct or indirect interests in our property or the property of an associated party or an affiliate of ours or have any beneficial ownership, direct or indirect, of our securities or of an associated party or an affiliate of ours.

KPMG LLP was previously the auditor of the Company and prepared the audit report dated March 16, 2007 except as to note 20 which is as of March 30, 2007 on the 2006 annual financial statements incorporated by reference into this short form prospectus.  KPMG LLP has advised the Company that as at the date of their audit report, they were independent of the Company within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia and professional standards in the United States.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are PricewaterhouseCoopers LLP, Chartered Accountants, Vancouver, British Columbia.  The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia and Toronto, Ontario.

LEGAL MATTERS

Certain legal matters in connection with this Offering will be passed upon by Lang Michener LLP and Lane Powell PC on behalf of the Company and by Fasken Martineau DuMoulin LLP and Goodwin Procter LLP, on behalf of the Underwriters.  As at the date hereof, the partners and associates of Lang Michener LLP, as a group, and the partners and associates of Fasken Martineau DuMoulin LLP, as a group, each beneficially own, directly or indirectly, less than one percent of the outstanding common shares of the Company.

ELIGIBILITY FOR INVESTMENT

In the opinion of Lang Michener LLP, counsel to the Company, and Fasken Martineau DuMoulin LLP, counsel to the Underwriters, based on the provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder in force as of the date hereof, the Common Shares and Warrants issuable as part of Units under the Offering, and common shares issuable on exercise of Warrants, would, if issued on the date hereof, be “qualified investments” under the Tax Act and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered education savings plans, registered disability savings plans and tax-free savings accounts provided that, in the case of the Warrants, the Company and any person who does not deal at arm’s length with the Company, is not an annuitant, a beneficiary, an employer, a subscriber under, or a holder of such plan.  In addition, Common Shares and Warrants in general will not be “prohibited investments” for trusts governed by tax-free savings accounts provided that the holder of the account deals at arm’s length with Great Basin for the purposes of the Tax Act and does not have a significant interest, within the meaning of the Tax Act, in Great Basin or in a partnership, trust or corporation with which Great Basin does not deal at arm’s length for the purposes of the Tax Act.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, an individual who:

•                  is or was a director or officer of the Registrant,

•                  is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or

•                  at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and includes, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), may be indemnified by the Registrant against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (“eligible proceeding”) to which the eligible party is or may be liable, or after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

Under Section 161 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or, after the final disposition of an eligible proceeding, pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•                  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•                  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•                  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

•                  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect of the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act in respect of the proceeding.

Under Section 164 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, order the Registrant to indemnify the eligible party or to pay the eligible party’s expenses, despite Sections 160 to 163 of the Act.

Under the Act, the articles of the Registrant may affect the power or obligation of the Registrant to give an indemnity or pay expenses to the extent that the articles prohibit giving the indemnity or paying the expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.

Under the articles of the Registrant, subject to the provisions of the Act, the Registrant must indemnify a director or former director of the Registrant and the heirs and legal personal representatives of all such persons against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s articles. The failure of a director or officer of the Registrant to comply with the Act or the articles of the Registrant does not invalidate any indemnity to which such person is entitled under the Registrant’s articles.

Under the articles of the Registrant, the Registrant may purchase and maintain insurance for the benefit of any eligible party against any liability incurred by such party as a director, officer or person who holds or held an equivalent position.

Underwriters, dealers or agents who participate in a distribution of securities registered hereunder may be entitled under agreements to be entered into with the Registrant to indemnification by the Registrant against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

EXHIBITS

Exhibit No.	Description
3.1	Form of Underwriting Agreement (2)

4.1

Annual Information Form of the Company for the year ended December 31, 2007, dated March 31, 2008 and as amended (incorporated by reference to the Company’s amended Annual Report on Form 40-F for the fiscal year ended December 31, 2007 filed on December 1, 2008, as subsequently amended on February 23, 2009)

4.2

Audited consolidated financial statements of the Company and the notes thereto for the financial years ended December 31, 2007 and 2006, as amended, together with the report of the auditors thereon (incorporated by reference to the Company’s amended Annual Report on Form 40-F for the fiscal year ended December 31, 2007 filed on December 1, 2008, as subsequently amended on February 23, 2009)

4.3

Management’s discussion and analysis of the financial condition and results of operations of the Company for the fiscal year ended December 31, 2007 (incorporated by reference to the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2007 filed with the Commission on April 1, 2008)

4.4

Audit report of KPMG LLP on the consolidated balance sheet of the Company as at December 31, 2006 and the consolidated statement of operations, deficit and cash-flows of the Company for the year then ended (incorporated by reference to the Company’s amended Annual Report on Form 40-F for the fiscal year ended December 31, 2007 filed on December 1, 2008, as subsequently amended on February 23, 2009)

4.5

Management information circular dated May 15, 2008 in respect of the Annual Special General Meeting of shareholders held on June 23, 2008 (incorporated by reference to the Company’s Form 6-K furnished to the Commission on February 23, 2009)

4.6

Unaudited consolidated financial statements of the Company and the notes thereto for the three and nine months ended September 30, 2008 (incorporated by reference to the Company’s Report on Form 6-K furnished to the Commission on November 12, 2008)

4.7

Management’s discussion and analysis of financial condition and operations for the nine months ended September 30, 2008 (incorporated by reference to the Company’s Report on Form 6-K furnished to the Commission on November 12, 2008)

4.8

Material Change Report dated December 22, 2008 relating to the announcement of the closing of a Senior Secured Note financing of US$51,500,000 led by Casimir Capital LP (incorporated by reference to the Company’s Form 6-K furnished to the Commission on February 23, 2009)

4.9

Unaudited Supplementary Information — Reconciliation to United States Generally Accepted Accounting Principles as at September 30, 2008 and for the nine months ended September 30, 2008 and 2007 in accordance with Item 18 of Form 20-F (incorporated by reference to the Company’s Form 6-K furnished to the Commission on February 23, 2009)

5.1	Consent of PricewaterhouseCoopers LLP (1)

Exhibit No.	Description
5.2	Consent of KPMG LLP (1)

5.3	Consent of Lang Michener LLP (2)

5.4	Consent of Fasken Martineau DuMoulin LLP (2)

5.5	Consent of Lane Powell PC (2)

5.6	Consent of Derek Rance (1)

5.7	Consent of Harry Meadon (1)

5.8	Consent of G. J. van der Heever (1)

5.9	Consent of David Dodd (1)

5.10	Consent of Johanna Goeller (1)

5.11	Consent of R. J. Scheurenberg (1)

5.12	Consent of Clive Brown (1)

5.13	Consent of Johan Oelofse (1)

5.14	Consent of Phil Bentley (1)

5.15	Consent of Peter Cain (2)

6.1	Powers of Attorney (included on signature pages hereto)

7.1	Warrant Indenture (2)

(1)           Filed as an exhibit to this registration statement on Form F-10.

(2)           To be filed by amendment.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.            Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.            Consent to Service of Process.

(a)                        Concurrently with the filing of this Registration Statement, the Registrant has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

(b)                       Any change to the name or address of the Registrant’s agent for service of process shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Johannesburg, South Africa, on this 23rd day of February, 2009.

GREAT BASIN GOLD LTD.

By:	/s/ Ferdi Deppenaar
	Name:	Ferdi Dippenaar
	Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ferdi Dippenaar and Lou Van Vuuren, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on this 23rd day of February, 2009.

Signature	Title

/s/ Ferdi Deppenaar	President and Chief Executive Officer
Ferdi Dippenaar	and Director (Principal Executive Officer)

Chief Financial Officer (Principal
/s/ Lou van Vuuren	Financial Officer and Principal Accounting
Lou van Vuuren	Officer)

/s/ Ronald W. Thiessen
Ronald W. Thiessen	Director

/s/ David Elliott
David Elliott	Director

/s/ Patrick Cooke
Patrick Cooke	Director

/s/ Wayne Kirk
Wayne Kirk	Director

/s/ Sipho Nkosi
Sipho Nkosi	Director

/s/ Barry Coughlan
Barry Coughlan	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on this 23rd day of February, 2009.

By:	/s/ Wayne Kirk
	Name:	Wayne Kirk
	Title:	Director

EXHIBIT INDEX

Exhibit No.	Description
3.1	Form of Underwriting Agreement (2)

4.1

Annual Information Form of the Company for the year ended December 31, 2007, dated March 31, 2008 and as amended (incorporated by reference to the Company’s amended Annual Report on Form 40-F for the fiscal year ended December 31, 2007 filed on December 1, 2008, as subsequently amended on February 23, 2009)

4.2

Audited consolidated financial statements of the Company and the notes thereto for the financial years ended December 31, 2007 and 2006, as amended, together with the report of the auditors thereon (incorporated by reference to the Company’s amended Annual Report on Form 40-F for the fiscal year ended December 31, 2007 filed on December 1, 2008, as subsequently amended on February 23, 2009)

4.3

Management’s discussion and analysis of the financial condition and results of operations of the Company for the fiscal year ended December 31, 2007 (incorporated by reference to the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2007 filed with the Commission on April 1, 2008)

4.4

Audit report of KPMG LLP on the consolidated balance sheet of the Company as at December 31, 2006 and the consolidated statement of operations, deficit and cash-flows of the Company for the year then ended (incorporated by reference to the Company’s amended Annual Report on Form 40-F for the fiscal year ended December 31, 2007 filed on December 1, 2008, as subsequently amended on February 23, 2009)

4.5

Management information circular dated May 15, 2008 in respect of the Annual Special General Meeting of shareholders held on June 23, 2008 (incorporated by reference to the Company’s Form 6-K furnished to the Commission on February 23, 2009)

4.6

Unaudited consolidated financial statements of the Company and the notes thereto for the three and nine months ended September 30, 2008 (incorporated by reference to the Company’s Report on Form 6-K furnished to the Commission on November 12, 2008)

4.7

Management’s discussion and analysis of financial condition and operations for the nine months ended September 30, 2008 (incorporated by reference to the Company’s Report on Form 6-K furnished to the Commission on November 12, 2008)

4.8

Material Change Report dated December 22, 2008 relating to the announcement of the closing of a Senior Secured Note financing of US$51,500,000 led by Casimir Capital LP (incorporated by reference to the Company’s Form 6-K furnished to the Commission on February 23, 2009)

4.9

Unaudited Supplementary Information — Reconciliation to United States Generally Accepted Accounting Principles as at September 30, 2008 and for the nine months ended September 30, 2008 and 2007 in accordance with Item 18 of Form 20-F (incorporated by reference to the Company’s Form 6-K furnished to the Commission on February 23, 2009)

5.1	Consent of PricewaterhouseCoopers LLP (1)

5.2	Consent of KPMG LLP (1)

5.3	Consent of Lang Michener LLP (2)

Exhibit No.	Description
5.4	Consent of Fasken Martineau DuMoulin LLP (2)

5.5	Consent of Lane Powell PC (2)

5.6	Consent of Derek Rance (1)

5.7	Consent of Harry Meadon (1)

5.8	Consent of G. J. van der Heever (1)

5.9	Consent of David Dodd (1)

5.10	Consent of Johanna Goeller (1)

5.11	Consent of R. J. Scheurenberg (1)

5.12	Consent of Clive Brown (1)

5.13	Consent of Johan Oelofse (1)

5.14	Consent of Phil Bentley (1)

5.15	Consent of Peter Cain (2)

6.1	Powers of Attorney (included on signature pages hereto)

7.1	Warrant Indenture (2)

(1)           Filed as an exhibit to this registration statement on Form F-10.

(2)           To be filed by amendment.